Exhibit 10.1

EXECUTION VERSION

$372,000,000

CREDIT AGREEMENT

among

GENERAL MARITIME CORPORATION,
as Parent,

GENERAL MARITIME SUBSIDIARY II CORPORATION,
as Borrower,

VARIOUS LENDERS

and

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

__________________________________

Dated as of July 16, 2010
__________________________________

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

and

DNB NOR BANK ASA, NEW YORK BRANCH
_______________
as Joint Lead Arrangers and Joint Book Runners

-i-

5.12 Environmental Laws	44
5.13 Amendment to 2008 Credit Agreement	44
5.14 Collateral Vessel Acquisition	45
SECTION 6. Conditions Precedent to each Borrowing Date	45
6.01 No Default; Representations and Warranties	45
6.02 Notice of Borrowing	45
SECTION 7. Representations, Warranties and Agreements	45
7.01 Corporate/Limited Liability Company/Limited Partnership Status	46
7.02 Corporate Power and Authority	46
7.03 No Violation	46
7.04 Governmental Approvals	47
7.05 Financial Statements; Financial Condition; Undisclosed Liabilities.	47
7.06 Litigation	48
7.07 True and Complete Disclosure	48
7.08 Use of Proceeds; Margin Regulations	48
7.09 Tax Returns and Payments	49
7.10 Compliance with ERISA	49
7.11 The Security Documents	50
7.12 Capitalization	51
7.13 Subsidiaries	51
7.14 Compliance with Statutes, etc.	51
7.15 Investment Company Act	51
7.16 Money Laundering	52
7.17 Pollution and Other Regulations	52
7.18 Labor Relations	53
7.19 Patents, Licenses, Franchises and Formulas	53
7.20 Indebtedness	53
7.21 Insurance	53
7.22 Concerning the Mortgaged Vessels	54
7.23 Citizenship	54
7.24 Collateral Vessel Classification; Flag	54
7.25 No Immunity	54
7.26 Fees and Enforcement	54
7.27 Form of Documentation	55
SECTION 8. Affirmative Covenants	55
8.01 Information Covenants	55
8.02 Books, Records and Inspections	58
8.03 Maintenance of Property; Insurance	58
8.04 Corporate Franchises	59
8.05 Compliance with Statutes, etc.	59
8.06 Compliance with Environmental Laws	59
8.07 ERISA	60
8.08 End of Fiscal Years; Fiscal Quarters	61

-ii-

8.09 Performance of Obligations	61
8.10 Payment of Taxes	62
8.11 Further Assurances	62
8.12 Deposit of Earnings	63
8.13 Ownership of Subsidiaries	63
8.14 Flag of Mortgaged Vessels; Citizenship; Collateral Vessel Classifications	63
8.15 Use of Proceeds	64
SECTION 9. Negative Covenants	64
9.01 Liens	64
9.02 Consolidation, Merger, Sale of Assets, etc.	65
9.03 Shareholder Payments	67
9.04 Indebtedness	68
9.05 Advances, Investments and Loans	69
9.06 Transactions with Affiliates	70
9.07 Minimum Cash Balance	70
9.08 Net Debt to EBITDA Ratio	71
9.09 Collateral Maintenance	71
9.10 Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.	72
9.11 Limitation on Certain Restrictions on Subsidiaries	72
9.12 Limitation on Issuance of Capital Stock	72
9.13 Business	73
9.14 Jurisdiction of Employment	73
9.15 Bank Accounts	73
9.16 Voluntary Prepayments, Etc. of Senior Unsecured Notes	73
SECTION 10. Events of Default	74
10.01 Payments	74
10.02 Representations, etc.	74
10.03 Covenants	74
10.04 Default Under Other Agreements	74
10.05 Bankruptcy, etc.	75
10.06 ERISA	75
10.07 Security Documents	76
10.08 Guaranties	76
10.09 Judgments	76
10.10 Change of Control	76
SECTION 11. Agency and Security Trustee Provisions	77
11.01 Appointment	77
11.02 Nature of Duties	78
11.03 Lack of Reliance on the Agents	78
11.04 Certain Rights of the Agents	78
11.05 Reliance	79
11.06 Indemnification	79

-iii-

11.07 The Administrative Agent in its Individual Capacity	79
11.08 Holders	79
11.09 Resignation by the Administrative Agent	80
11.10 The Joint Lead Arrangers	80
11.11 Collateral Matters	80
11.12 Delivery of Information	81
SECTION 12. Miscellaneous	82
12.01 Payment of Expenses, etc.	82
12.02 Right of Setoff	83
12.03 Notices	83
12.04 Benefit of Agreement	84
12.05 No Waiver; Remedies Cumulative	85
12.06 Payments Pro Rata	86
12.07 Calculations; Computations	86
12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	86
12.09 Counterparts	88
12.10 Effectiveness	88
12.11 Headings Descriptive	88
12.12 Amendment or Waiver; etc.	88
12.13 Survival	90
12.14 Domicile of Loans	90
12.15 Reserved.	90
12.16 Confidentiality	90
12.17 Register	91
12.18 Judgment Currency	91
12.19 Language	92
12.20 Waiver of Immunity	92
12.21 USA PATRIOT Act Notice	93
12.22 Release of Mortgaged Vessels and Related Security Documents	93
SECTION 13. Parent Guaranty.	93
13.01 Guaranty	93
13.02 Bankruptcy	94
13.03 Nature of Liability	94
13.04 Independent Obligation	94
13.05 Authorization	95
13.06 Reliance	96
13.07 Subordination	96
13.08 Waiver	96

-iv-

SCHEDULE I	-	Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	Collateral Vessels
SCHEDULE IV	-	Existing Liens
SCHEDULE V	-	Existing Indebtedness
SCHEDULE VI	-	Insurance
SCHEDULE VII	-	ERISA
SCHEDULE VIII	-	Subsidiaries
SCHEDULE IX	-	Capitalization
SCHEDULE X	-	Approved Classification Societies
SCHEDULE XI	-	Existing Investments
SCHEDULE XII	-	Mortgaged Vessels

EXHIBIT A	-	Notice of Borrowing
EXHIBIT B-1	-	Term Note
EXHIBIT B-2	-	Revolving Note
EXHIBIT C-1	-	Opinion of Kramer Levin Naftakis & Frankel LLP, New York counsel to the Parent and its Subsidiaries
EXHIBIT C-2	-	Opinion of Constantine P. Georgiopoulos, New York maritime counsel to the Borrower and its Subsidiaries
EXHIBIT C-3	-	Form of Opinion of Dennis J. Reeder, Esq., Marshall Islands counsel to the Parent and its Subsidiaries
EXHIBIT D	-	Officer’s Certificate
EXHIBIT E	-	Subsidiaries Guaranty
EXHIBIT F-1	-	Pledge and Security Agreement
EXHIBIT F-2	-	Parent Pledge and Security Agreement
EXHIBIT G	-	Assignment of Earnings
EXHIBIT H	-	Assignment of Insurances
EXHIBIT I	-	Form of Collateral Vessel Mortgage
EXHIBIT J	-	Solvency Certificate
EXHIBIT K	-	Assignment and Assumption Agreement
EXHIBIT L	-	Form of Compliance Certificate
EXHIBIT M	-	Subordination Provisions
EXHIBIT N	-	Parent Officer’s Certificate

-i-

THIS CREDIT AGREEMENT, dated as of July 16, 2010, among GENERAL MARITIME CORPORATION, a Marshall Islands corporation (the “Parent”), GENERAL MARITIME SUBSIDIARY II CORPORATION, a Marshall Islands corporation the “Borrower”), the Lenders party hereto from time to time, and NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent under the Security Documents (in such capacity, the “Collateral Agent”).  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.  Definitions and Accounting Terms.

1.01  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2008 Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of October 20, 2008, among the Parent, General Maritime Subsidiary Corporation, the Lenders from time to time party thereto and Nordea Bank Finland plc, New York Branch, as administrative agent (as amended, restated, refinanced, modified or otherwise supplemented from time to time).

“Acceptable Flag Jurisdiction” shall have the meaning provided in Section 8.14.

“Acceptable Replacement Vessel” shall mean, with respect to a Mortgaged Vessel, any Vessel with an equal or greater fair market value than such Mortgaged Vessel (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c) or delivered pursuant to a Vessel Exchange to the Administrative Agent by the Borrower); provided that such Vessel must (i) constitute a double hull Vessel, (ii) be of at least 80,000 dwt, (iii) have been built after such Mortgaged Vessel it replaces, (iv) have a class certificate reasonably acceptable to the Administrative Agent and (v) be registered and flagged in an Acceptable Flag Jurisdiction.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.06, an Affiliate of the Parent shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Parent and any officer or director of the Parent or any of its Subsidiaries.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary contained above, for purposes of Section 9.06, neither the Administrative Agent, nor the Collateral Agent, nor the Joint Lead Arrangers nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Parent or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent and each Joint Lead Arranger.

“Aggregate Mortgaged Vessel Value” shall have the meaning set forth in Section 9.09.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Applicable Margin” shall mean a percentage per annum equal to 3.00%.

“Approved Appraiser” shall mean H. Clarksons & Company Limited, Fearnleys Ltd., R.S. Platou Shipbrokers a.s., Lorentzen & Stemoco, Simpson Spence & Young Ltd. or such other independent appraisal firm as may be acceptable to the Administrative Agent.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Assignment of Earnings” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Assignments of Insurances” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Attributable Loan Amount” shall mean, for any Mortgaged Vessel on any date of determination, an amount equal to the principal amount of the Loan made on the Vessel Acquisition Borrowing Date related to such Mortgaged Vessel which was used to finance or refinance the acquisition costs for such Mortgaged Vessel less the sum of all Scheduled Amortization Payments made with respect to such Mortgaged Vessel occurring after such Vessel Acquisition Borrowing Date and prior to such date of determination, as such Attributable Loan Amount may be further reduced as provided in Section 4.02(e).

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of Loans from all the Lenders having Commitments under the relevant Tranche on a given date having the same Interest Period.

“Borrowing Date” shall mean each date (including each Vessel Acquisition Borrowing Date) on which a Credit Event occurs.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City or London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) the Parent shall at any time and for any reason fail to own, directly or indirectly, 100% of the capital stock or other equity interests of the Borrower and each Subsidiary Guarantor which owns a Mortgaged Vessel, except in the case of a non-U.S. subsidiary that is a Subsidiary Guarantor, any such other ownership as required by applicable law, (ii) the Borrower shall at any time and for any reason fail to own, directly or indirectly, 100% of the capital stock or other equity interests of each Subsidiary Guarantor, except in the case of a non-U.S. subsidiary that is a Subsidiary Guarantor which owns a Mortgaged Vessel, any such other ownership as required by applicable law in order to achieve control, (iii) the sale, lease or transfer of all or substantially all of the Parent’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (iv) the liquidation or dissolution of the Parent or the Borrower, (v) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than one or more of the Permitted Holders shall at any time become the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the outstanding voting or economic equity interests of the Parent, (vi) the replacement of a majority of the directors on the board of directors of the Parent over a two-year period from the directors who constituted the board of directors of the Parent at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Parent then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or (vii) a “change of control” or similar event shall occur as provided in any outstanding Indebtedness (excluding Indebtedness with an aggregate principal amount of less than $20,000,000) of Parent or any of its Subsidiaries (or the documentation governing the same).

“Clarksons’ Historical Average Spot Rate” shall mean the 10-year monthly average of the daily historical spot rates published by Clarksons PLC.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, all Mortgaged Vessels and all cash and Cash Equivalents at any time delivered as collateral thereunder or hereunder.

“Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition of Collateral by the Parent or any of its Subsidiaries to any Person other than the Borrower or a Subsidiary Guarantor which owns a Mortgaged Vessel or (ii) any Event of Loss of any Mortgaged Vessel; provided however that the charter of any Mortgaged Vessel shall not be considered a Collateral Disposition.

“Collateral and Guaranty Requirements” shall mean with respect to a Collateral Vessel, the requirement that:

(i)            each Subsidiary that is required to be a Subsidiary Guarantor in accordance with the definition thereof shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty or a counterpart thereof, substantially in the form of Exhibit E (as modified, supplemented or amended from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect;

(ii)           the Borrower and each Subsidiary Guarantor (determined as provided in clause (i) above) shall have (x) duly authorized, executed and delivered the Pledge Agreement substantially in the form of Exhibit F-1 (as modified, supplemented or amended from time to time, the “Pledge Agreement”) or a joinder thereto, and shall have (A) delivered to the Collateral Agent, as pledgee, all the Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral in the respective jurisdictions of formation of the respective Subsidiary Guarantor or the Borrower, as the case may be;

(iii)          the Parent shall have (x) duly authorized, executed and delivered the Parent Pledge and Security Agreement in the form of Exhibit F-2 (as modified, supplemented or amended from time to time, the “Parent Pledge Agreement”) and shall have (A) delivered to the Collateral Agent, as pledgee, all the Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral in the Parent’s jurisdiction of formation;

(iv)          the Borrower, the Subsidiary of the Borrower that owns such Collateral Vessel, the Collateral Agent and Nordea Bank Finland plc, New York Branch, as depositary bank, shall have duly executed and delivered a control agreement substantially in the form attached to the Pledge Agreement with respect to each Concentration Account;

(v)           (A) the Credit Party that owns such Collateral Vessel shall have duly authorized, executed and delivered (x) an Assignment of Earnings substantially in the form of Exhibit G (as modified, supplemented or amended from time to time, the “Assignment of Earnings”) and (y) an Assignment of Insurances substantially in the form of Exhibit H (as modified, supplemented or amended from time to time, the “Assignment of Insurances”), together covering all of such Credit Party’s present and future Earnings and Insurance Collateral, and (B) the Borrower shall use its commercially reasonably efforts to obtain an Assignment of Charters substantially in the form of Exhibit B to the Assignment of Earnings (as modified, supplemented or amended from time to time, the “Assignment of Charters”) for any charter or similar contract that has as of the execution date of such charter or similar contract a remaining term of three years or greater, and shall use commercially reasonable efforts to provide appropriate notices and consents related thereto, together covering all of such Credit Party’s present and future Earnings and Insurance Collateral, in each case together with:

(a)           proper Financing Statements (Form UCC-1) in form for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Assignment of Earnings, Assignment of Charters and the Assignment of Insurances; and

(b)           certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in Washington D.C. and any other relevant jurisdiction, together with copies of such other financing statements (none of which shall cover the Collateral unless the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws in respect thereof);

(vi)          the Credit Party that owns such Collateral Vessel shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate Vessel registry a Collateral Vessel Mortgage with respect to such Collateral Vessel and such Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Collateral Vessel, subject only to Permitted Liens;

(vii)         all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clauses (ii) through and (vi) above shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;

(viii)        the Administrative Agent shall have received an appraisal report of recent date (and in no event dated earlier than 60 days prior to the relevant Vessel Acquisition Borrowing Date) in form and substance and from an Approved Appraiser, stating the then current fair market value of such Collateral Vessel on an individual charter-free basis;

(ix)           the Administrative Agent shall have received each of the following:

(a)           certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Collateral Vessel by the relevant Subsidiary Guarantor;

(b)           the results of maritime registry searches with respect to such Collateral Vessel, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens;

(c)           class certificates from a classification society listed on Schedule X or another classification society reasonably acceptable to the Administrative Agent, indicating that such Collateral Vessel meets the criteria specified in Section 7.24;

(d)           certified copies of all agreements related to the technical and commercial management of each Collateral Vessel;

(e)           certified copies of all ISM and ISPS Code documentation for each Collateral Vessel; and

(f)            a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent (it being understood that Leeds and Leeds, AON and Marsh are acceptable) with respect to the insurance maintained by the Credit Parties in respect of such Collateral Vessel, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent, the Collateral Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of each respective Collateral Vessel Mortgages;

(x)            the Administrative Agent shall have received from (a) special New York counsel to the Borrower and the Credit Parties (which shall be Kramer Levin Naftakis & Frankel LLP or another New York law firm reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-1, (b) special New York maritime counsel to each of the Credit Parties (which shall be Constantine P. Georgiopoulos or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-2, (c) special Marshall Islands counsel to each of the Credit Parties (which shall be Dennis J. Reeder, Esq. or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-3 and (d) counsel to each of the Credit Parties in the jurisdiction of the flag of the Relevant Vessel, an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Loan covering such matters as shall be required by the Administrative Agent, in each case which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the matters set forth in the relevant Exhibit, including the perfection of the security interests (other than those to be covered by opinions delivered pursuant to the other opinions above) granted pursuant to the Security Documents, and such other matters incidental to the transactions contemplated herein as the Administrative Agent may reasonably request; and

(xi)           the Administrative Agent shall have received a certificate, dated the relevant Vessel Acquisition Borrowing Date and reasonably acceptable to the Administrative Agent, signed by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of each Credit Party, and attested to by the Secretary or any Assistant Secretary (or, to the extent such Credit Party does not have a Secretary or Assistant Secretary, the analogous Person within such Credit Party) of such Credit Party, as the case may be, substantially in the form of Exhibit D, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate authorizing the consummation of the Transaction; and (b) the Administrative Agent shall have received copies of governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

“Collateral Vessel” shall mean each of the Vessels listed on Schedule III.

“Collateral Vessel Acquisition” shall mean the acquisition by a Subsidiary Guarantor of a Collateral Vessel.

“Collateral Vessel Amortization Amount” shall mean, for any Collateral Vessel for any Payment Date, the amount equal to the Attributable Loan Amount for such Collateral Vessel on the Vessel Acquisition Borrowing Date for such Collateral Vessel divided by the product of (i) 15 minus a fraction, the numerator of which is the number of days between the date of delivery of such Collateral Vessel by the builder thereof and the Borrowing Date for such Collateral Vessel and the denominator of which is 365 and (ii) four; provided that, for the first Payment Date to occur after the Vessel Acquisition Borrowing Date for such Collateral Vessel, the Collateral Vessel Amortization Amount for such Collateral Vessel on such Payment Date shall be reduced by the product of (x) the Collateral Vessel Amortization Amount for such Collateral Vessel for such Payment Date and (y) a fraction (determined with and giving effect to this proviso) the numerator of which is the number of days between the first day of the calendar quarter in which such Vessel Acquisition Borrowing Date occurs and the Vessel Acquisition Borrowing Date for such Collateral Vessel and the denominator of which is the number of days in such calendar quarter.

“Collateral Vessel Mortgage” shall mean a first preferred mortgage in substantially the form of Exhibit I, or such other form as may be reasonably satisfactory to the Administrative Agent, as such first preferred mortgage may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Commitment” shall mean any of the commitments of any Lender, i.e., whether the Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Concentration Account” shall have the meaning provided in the Pledge Agreement.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Parent and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Parent and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBIT” shall mean, for any period, the Consolidated Net Income for such period, before interest expense and provision for taxes based on income and without giving effect to any extraordinary gains or losses or gains or losses from sales of assets other than inventory sold in the ordinary course of business.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the amount of (i) all amortization of intangibles and depreciation, (ii) non-cash management incentive compensation, in each case that were deducted in arriving at Consolidated EBIT for such period and (iii) for the purpose of Section 9.04(a) and 9.08 only, if any Collateral Vessel has been acquired by the Parent or any of its Subsidiaries during any Test Period, the Clarksons’ Historical Average Spot Rate for the Vessel class of such Collateral Vessel less an amount equal to the Parent or such Subsidiary’s, as the case may be, good faith estimate of the daily operating expenses relating to the operation of such Collateral Vessel, in each case, for each day during the period from the first day of such Test Period to the date of the acquisition of such Collateral Vessel (the “Pre-Acquisition Period”) multiplied by the actual number of days in the relevant Pre-Acquisition Period.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Capitalized Lease Obligations and all letters of credit outstanding) of the Parent and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that (i) Indebtedness outstanding pursuant to trade payables and accrued expenses incurred in the ordinary course of business, and (ii) guarantees of operating leases assigned to any of the Parent or any Wholly-Owned Subsidiary of the Parent to the extent such lease is permitted hereunder and such obligation does not exceed that which would otherwise be attributed to such Person under such operating lease, shall be excluded in determining Consolidated Indebtedness.

“Consolidated Net Income” shall mean, for any period, the consolidated net after tax income of the Parent and its Subsidiaries determined in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Conversion Date” shall mean the earlier of (i) May 31, 2011 and (ii) the date on which the Total Term Loan Commitment shall have been reduced to zero.

“Credit Documents” shall mean this Agreement, each Note, each Security Document, the Subsidiaries Guaranty and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 8.11.

“Credit Event” shall mean the making of any Loan.

“Credit Party” shall mean the Parent, the Borrower, each Subsidiary Guarantor, and any other Subsidiary of the Parent which at any time executes and delivers any Credit Document.

“Debt Agreements” shall have the meaning provided in Section 5.05.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” with respect to any Person shall mean that such Person or any Subsidiary of such Person has declared or paid a dividend or returned any equity capital to its stockholders or members or the holders of options or warrants issued by such Person with respect to its capital stock or membership interests or authorized or made any other distribution, payment or delivery of property (other than common stock, Qualified Preferred Stock or the right to purchase any of such stock of such Person) or cash to its stockholders or members or the holders of options or warrants issued by such Person with respect to its capital stock or membership interests as such.  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean the Credit Documents.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the Assignment of Insurances.

“Effective Date” shall have the meaning provided in Section 12.10.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act); provided that neither the Parent, the Borrower nor any of their respective Affiliates shall be an Eligible Transferee at any time.

“Employment Agreements” shall have the meaning provided in Section 5.05.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Parent or any of its Subsidiaries, relating to the environment, and/or Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Parent or a Subsidiary of the Parent would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Reuters LIBOR 01 Page (or such other service as may be nominated by the British Bankers’ Association as the information vendor for displaying the London Interbank Offered Rates of major banks in the London interbank Eurodollar market) (the “Screen Rate”), provided that if on such date no such rate is so displayed or, in the case of the initial Interest Period in respect of a Loan, if less than three Business Days’ prior notice of such Loan shall have been delivered to the Administrative Agent, the Eurodollar Rate for such period shall be the arithmetic average (rounded upward to the nearest 1/16 of 1%) of the rate quoted to the Administrative Agent by the Reference Banks for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 10.

“Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Collateral Vessel or the agreed or compromised total loss of a Collateral Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Vessel.  An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Collateral Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.  Notwithstanding the foregoing, if such Collateral Vessel shall have been returned to the Borrower following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(c) hereof, no Event of Loss shall be deemed to have occurred by reason of such event.

“Existing Indebtedness” shall have the meaning provided in Section 7.20.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Mortgaged Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such exchange:

(xii)           On each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate Vessel registry a Collateral Vessel Mortgage, substantially in the form of Exhibit I (with such modifications as are required by or appropriate for the applicable Acceptable Flag Jurisdiction of the Mortgaged Vessel), with respect to the Mortgaged Vessel being transferred (the “Transferred Vessel”) and the Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Vessel, subject only to Permitted Liens.  All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

(xiii)           On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from (A) Constantine P. Georgiopoulos, special New York maritime counsel to the Borrower and each Credit Party (or other counsel to the Borrower and such Credit Parties reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the recordation of the security interests granted pursuant to the Collateral Vessel Mortgage(s) to be delivered on such date and such other matters incident thereto as the Administrative Agent may reasonably request and (B) local counsel to the Credit Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Vessel is registered and/or the Credit Party owning such Transferred Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Collateral Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.

(xiv)           On each Flag Jurisdiction Transfer Date:

(A)           The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens.

(B)           The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Party in respect of the Transferred Vessel transferred on such date, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Collateral Vessel Mortgages.

(xv)           On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Credit Party commencing such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement and (C) copies of resolutions approving the Flag Jurisdiction Transfer of such Credit Party and any other matters the Administrative Agent may reasonably request.

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall have the meaning provided in Section 12.07(a).

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Lenders and each party (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrower under this Agreement, and (y) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrower to the Lender Creditors (in the capacities referred to in the definition of Lender Creditors) under this Agreement and each other Credit Document to which the Borrower is a party (including, without limitation, indemnities, fees and interest thereon (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with this Agreement and any such other Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in all such Credit Documents (all such principal, premium, interest, liabilities, indebtedness and obligations being herein collectively called the “Credit Document Obligations”) and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Interest Rate Protection Agreements or Other Hedging Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by the Borrower under any Interest Rate Protection Agreement or Other Hedging Agreement entered into in respect of the Borrower’s obligations with respect to the outstanding Loans and/or Commitments from time to time, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in each such Interest Rate Protection Agreement and Other Hedging Agreement to which it is a party.

“Guaranty” shall mean collectively the Parent Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement; provided that Indebtedness shall in any event not include trade payables and expenses accrued in the ordinary course of business.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans hereunder occurs.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Period” shall have the meaning provided in Section 2.08.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“Joint Lead Arrangers” shall mean Nordea Bank Finland plc, New York Branch, and DnB NOR Bank ASA, New York Branch in their capacity as joint lead arranger and joint bookrunners in respect of the credit facility provided for herein.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to 12.04(b).

“Lender Creditors” shall mean the Lenders, the Collateral Agent and the Administrative Agent.

“Lender Default” shall mean (i) the refusal (which has not been retracted) or other failure (which has not been cured) of a Lender to make available its portion of any Borrowing required to be made in accordance with the terms of this Agreement as then in effect or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.01.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan and each Revolving Loan.

“Management Agreements” shall have the meaning provided in Section 5.05.

“Margin Regulations” shall have the meaning provided in Section 5.04.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” shall mean with respect to any Tranche:

(i)
if, at or about noon on the Interest Determination Date for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the Eurodollar Rate for the relevant Interest Period; or

(ii)
before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notice from a Lender or Lenders the sum of whose outstanding Term Loans and/or Commitments (or, after the termination of the Commitments, the Revolving Loans) in the aggregate exceed 50% of the Term Loans and/or Commitments (or, after the termination of the Commitments, the Revolving Loans) that (i) the cost to such Lenders of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (ii) such Lenders are unable to obtain funding in the London interbank Eurodollar market.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, property, assets, liabilities, condition (financial or otherwise) or prospects (x) of the Mortgaged Vessels, (y) the Borrower and the Subsidiary Guarantors taken as a whole, or (z) the Parent and its Subsidiaries taken as a whole, (ii) the rights and remedies of the Lenders or the Administrative Agent or (iii) the ability of the Borrower or the Borrower and its Subsidiaries, taken as a whole, to perform its or their Obligations hereunder.

“Maturity Date” shall mean the five-year anniversary of the Effective Date.

“Minimum Borrowing Amount” shall mean (i) with respect to Term Loans, $5,000,000 and (ii) with respect to Revolving Loans, $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgaged Vessel” shall mean, at any time, each Collateral Vessel which is subject to the first priority perfected Collateral Vessel Mortgage at such time and with respect to which the other Collateral and Guaranty Requirements are satisfied at such time.

“Mortgaged Vessel Owner” shall mean, at any time, a Subsidiary Guarantor which owns a Mortgaged Vessel.

“Multiemployer Plan” shall mean a Plan which is defined in Section 3(37) of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners (and its successors from time to time).

“Net Cash Proceeds” shall mean, with respect to any Collateral Disposition or sale of a Collateral Vessel, as the case may be, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Collateral Disposition or equity issuance, other than the portion of such deferred payment constituting interest, but only as and when received) received by the Borrower from such Collateral Disposition or equity issuance, net of (i) reasonable transaction costs (including, without limitation, reasonable attorney’s fees) and sales commissions and (ii) the estimated marginal increase in income taxes and any stamp tax payable by the Borrower or any of its Subsidiaries as a result of such Collateral Disposition.

“Net Debt to EBITDA Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date less unrestricted cash and Cash Equivalents held by the Parent and its Subsidiaries on such date to Consolidated EBITDA for the Test Period ending on such date.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

 “Non-Recourse Default” shall mean (i) a default by such Non-Recourse Subsidiary in any payment of any Non-Recourse Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Non-Recourse Indebtedness was created or (ii) a Non-Recourse Subsidiary shall default in the observance or performance of any agreement or condition relating to any Non-Recourse Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Non-Recourse Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Non-Recourse Indebtedness to become due prior to its stated maturity or (iii) any Non-Recourse Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof.

“Non-Recourse Indebtedness” shall mean any Indebtedness of a Non-Recourse Subsidiary that is non-recourse to any Credit Party and for which no Credit Party provides any credit support; provided such Indebtedness may be full recourse to the Non-Recourse Subsidiary.

“Non-Recourse Subsidiary” shall mean any subsidiary of the Parent formed after the Effective Date which has been designated by the Parent as an “Unrestricted Subsidiary” under and as defined in the Senior Unsecured Note Documents and in an officer’s certificate delivered to the Administrative Agent, provided that neither the Parent nor any subsidiary of the Parent shall have any liability or recourse with respect to any Non-Recourse Indebtedness of such Non-Recourse Subsidiary.

“Note” shall mean each Revolving Note and Term Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

“Parent” shall have the meaning provided in the first paragraph of this Agreement.

“Parent Guaranty” shall mean the guaranty of the Parent pursuant to Section 13.

“Parent Stock” shall mean any shares of any class of the capital stock or membership interests (including, without limitation, common stock) of the Parent outstanding on or after the Effective Date or any options or warrants issued with respect to the foregoing.

“PATRIOT Act” shall have the meaning provided in Section 12.21.

“Payment Date” shall mean the last Business Day of each March, June, September and December, commencing with September, 2010.

“Payment Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Encumbrance” shall mean easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances on any Mortgaged Vessel or any other property of the Parent or any of its Subsidiaries arising in the ordinary course of business which do not materially detract from the value of such Mortgaged Vessel or the property subject thereto.

“Permitted Holders” shall mean (i) Peter Georgiopoulos (including his immediate family members and trusts for his benefit and/or the benefit of his immediate family members) and any corporation or other entity directly controlled by Peter Georgiopoulos and (ii) Oaktree Capital Management, LLC and any corporation or other entity directly controlled by Oaktree Capital Management, LLC.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent or a Subsidiary of the Parent or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Parent, or a Subsidiary of the Parent or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement pledged (or required to be pledged) pursuant thereto.

“Pre-Acquisition Period” shall have the meaning provided in the definition of “Consolidated EBITDA”.

“Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Projections” shall mean the Parent’s forecasted consolidated and consolidating:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary basis and based upon good faith estimates and assumptions believed by the Parent to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

“Qualified Preferred Stock” shall mean any preferred stock so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring prior to one year after the Maturity Date, (ii) do not require the cash payment of dividends, (iii) do not contain any covenants other than periodic reporting requirements, (iv) do not grant the holder thereof any voting rights except for voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the issuer thereof, or liquidations involving the issuer thereof and other voting rights which holders of common stock may have and (v) any other preferred stock that satisfies (i) and (iii) of this definition of Qualified Preferred Stock and that is otherwise issuable or may be distributed pursuant to a shareholders’ rights plan of the Parent; provided, however, any Dividend or similar feature of such Qualified Preferred Stock shall only be declared and paid in accordance with Section 9.03.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Reference Banks” shall mean, at any time, (i) if there are less than two Lenders at such time, each Lender and (ii) if there are three or more Lenders at such time, each Joint Lead Arranger and one other Lender as shall be determined by the Administrative Agent.

“Register” shall have the meaning provided in Section 12.17.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Relevant Vessel” shall have the meaning provided in Section 5.03.

“Replaced Lender” shall have the meaning provided in Section 2.12.

“Replacement Lender” shall have the meaning provided in Section 2.12.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Lenders, the sum of whose outstanding Term Loans and Commitments (or, if determined after the termination of the Commitments, the principal amount of outstanding Revolving Loans) at any time represent an amount greater than 66-2/3% of the sum of (i) all outstanding Term Loans of Lenders and (ii) the Total Commitment (or, if determined after the termination of the Commitments, all outstanding Revolving Loans), in each case at such time.

“Returns” shall have the meaning provided in Section 7.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(b).

“Revolving Loan Commitment” shall mean, for each Lender, (i) prior to the Conversion Date, zero, and (ii) from and after the Conversion Date, the amount of such Lender’s Term Loans which are converted into Revolving Loans pursuant to Section 2.01(c) on the Conversion Date as same may be (x) reduced from time to time or terminated pursuant to Sections 2.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 12.04(b).

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Scheduled Amortization Payment” shall mean for any Payment Date the sum of the Collateral Vessel Amortization Amounts for such Payment Date for each Mortgaged Vessel then owned by the Borrower or any Subsidiary Guarantor.

“Screen Rate” shall have the meaning provided in the definition of Eurodollar Rate.

“Secured Creditors” shall mean the “Secured Creditors” as defined in the Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean each Pledge Agreement, each Assignment of Earnings, each Assignment of Insurances, each Collateral Vessel Mortgage and, after the execution and delivery thereof, each additional security document executed pursuant to Section 7.11.

“Senior Unsecured Note Documents” shall mean the Senior Unsecured Note Indenture, the Senior Unsecured Notes and the guarantees delivered in connection with the Senior Unsecured Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Senior Unsecured Note Indenture” shall mean the indenture entered into by the Parent, certain of its Subsidiaries and the Bank of New York Mellon, as trustee, in connection with the issuance of the Senior Unsecured Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance the terms thereof and of this Agreement.

“Senior Unsecured Notes” shall mean the 12% senior unsecured notes of the Parent due 2017 issued pursuant to the Senior Unsecured Note Indenture.

“Shareholder Payment” shall mean, with respect to any Person, Dividends and Stock Buy-Backs with respect to such Person.

“Shareholders’ Agreements” shall have the meaning provided in Section 5.05.

“Significant Default” shall mean any Event of Default pursuant to Section 10.03 with respect to any failure to comply with Sections 9.07 or 9.09 or any Default or Event of Default pursuant to Section 10.01 or 10.05.

“Specified Requirements” shall mean the requirements set forth in clauses (i), (ii) (vi), (viii), (ix)(a), (ix)(b), (ix)(c) and (ix)(f) of the definition of “Collateral and Guaranty Requirements.”

“Stock Buy-Back” shall mean, with respect to any Person, that such Person or any Subsidiary of such Person shall have redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common stock, Qualified Preferred Stock or the right to purchase any such stock of such Person), any shares of any class of its capital stock or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Persons with respect to its capital stock) (including Parent Stock).

“Subsidiaries Guaranty” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each direct and indirect Subsidiary of the Parent (other than the Borrower) which owns a Mortgaged Vessel or which owns, directly or indirectly, any of the capital stock of any such direct or indirect Subsidiary.

“Tax Sharing Agreement” shall have the meaning provided in Section 5.05.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Loan” shall have the meaning provided in Section 2.01(a).

“Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Term Loan Commitment,” as the same may be (x) terminated pursuant to Sections 2.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 12.04(b).

“Term Loan Commitment Termination Date” shall mean May 31, 2011.

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“Total Commitment” shall mean, at any time, the sum of the Commitments of the Lenders at such time.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., Term Loans and Revolving Loans.

“Transaction” shall mean, collectively, (i) each Collateral Vessel Acquisition, (ii) the entering into of the Credit Documents and the incurrence of Loans hereunder and (iii) the payment of all fees and expenses in connection with the foregoing.

“Transferred Vessel” shall have the meaning provided in the definition of “Flag Jurisdiction Transfer” in this Section 1.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Vessel Acquisition Borrowing Date” shall mean the incurrence of Term Loans by the Borrower on the date of the consummation of the delivery of a Collateral Vessel (or, in the case of the Collateral Vessel, GenMar Zeus, on the Initial Borrowing Date) pursuant to Section 2.01(a).

“Vessel Acquisition Documentation” shall mean the documentation entered into by the Borrower or a Subsidiary of the Borrower in connection with the acquisition of a Collateral Vessel.

“Vessel” shall mean, collectively, all sea going vessels and tankers at any time owned by the Borrower and its Subsidiaries, and, individually, any of such vessels.

“Vessel Exchange” shall mean the exchange of a Mortgaged Vessel for a Vessel which Vessel shall constitute an Acceptable Replacement Vessel and provided that the following conditions are satisfied with respect to such exchange:

(i)            On the Vessel Exchange Date, if the Subsidiary owning the Acceptable Replacement Vessel is not a Credit Party, (A) such Subsidiary shall (1) grant to the Collateral Agent a first priority Lien (subject only to Permitted Liens) on all property of such Subsidiary by executing and delivering a counterpart of the Pledge Agreement, taking all actions required pursuant to Section 25 of the Pledge Agreement to become a Pledgor thereunder, and taking any other action reasonably requested by the Administrative Agent and (2) execute and deliver a counterpart of the Subsidiaries Guaranty and (B) the Borrower shall pledge and deliver, or cause to be pledged and delivered, all of the capital stock of such Subsidiary owned by any Credit Party to the Collateral Agent;

(ii)           On the applicable Vessel Exchange Date, the Administrative Agent shall have received from (A) Constantine P. Georgiopoulos, special New York maritime counsel to the Borrower and each Credit Party (or other counsel to the Borrower and such Credit Parties reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Vessel Exchange Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the recordation of the security interests granted pursuant to the Collateral Vessel Mortgage(s) to be delivered on such date and such other matters incident thereto as the Administrative Agent may reasonably request and (B) local counsel to the Credit Parties consummating the relevant Vessel Exchange reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Acceptable Replacement Vessel is registered and/or the Credit Party owning such Acceptable Replacement Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Vessel Exchange Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Collateral Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request;

(iii)          On or prior to the Vessel Exchange Date, the Credit Party which is consummating a Vessel Exchange on such date shall have satisfied the Collateral and Guaranty Requirements with respect to such Vessel; and

(iv)          All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

“Vessel Exchange Date” shall mean each date on which a Vessel Exchange occurs.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

SECTION 2.  Amount and Terms of Credit Facilities.

2.01  The Commitments.  (a)   Subject to and upon the terms and conditions set forth herein, each Lender with an Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans:  (i) may be incurred pursuant to one drawing per Collateral Vessel on any Vessel Acquisition Borrowing Date, which shall occur in each case on or after the Effective Date and prior to the Term Loan Commitment Termination Date, (ii) shall be denominated in Dollars and (iii) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the relevant Vessel Acquisition Borrowing Date (determined before giving effect on such Vessel Acquisition Borrowing Date to the termination thereof on such date pursuant to Section 3.03).  Notwithstanding the foregoing, in no event will the principal amount of any Term Loan exceed 60% of the purchase price of the Relevant Vessel.  Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b)           Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Conversion Date and prior to the Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) may be repaid and reborrowed in accordance with the provisions hereof, and (iii) shall not exceed for any such Lender at any time that outstanding aggregate principal amount which equals the Revolving Loan Commitment of such Lender at such time.

(c)           On the Conversion Date, the Term Loans of each Lender which are outstanding on such date will be converted into Revolving Loans in an amount equal to (x) the lesser of $50,000,000 and the aggregate amount of outstanding Term Loans on such date, multiplied by (y) a fraction (A) the numerator of which is equal to the amount of such Lender’s outstanding Term Loans on such date and (B) the denominator of which is equal to the aggregate amount of outstanding Term Loans of all Lenders on such date.  The Interest Period(s) and Eurodollar Rate applicable to each Term Loan so converted shall continue to apply to the respective Revolving Loans until the end of each such Interest Period; provided that any breakage costs owing pursuant to Section 2.10 as a result of the conversion shall be for the account of the Borrower.

2.02  Minimum Amount of Each Borrowing; Limitation on Number of Borrowings.  The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 12 Borrowings of Loans in the aggregate for all Tranches of Loans.

2.03  Notice of Borrowing.  (a)  Whenever the Borrower desires to incur Loans hereunder, it shall give the Administrative Agent at its Notice Office at least three Business Days’ prior written notice of each Loan to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time).  Each such written notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.09, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the initial Interest Period to be applicable thereto, (iv) whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans or Revolving Loans and (v) to which account the proceeds of such Loans are to be deposited.  The Administrative Agent shall promptly give each Lender which is required to make Loans specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)           Without in any way limiting the obligation of the Borrower to deliver a written Notice of Borrowing in accordance with Section 2.03(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from the Chairman of the Board, Chief Administrative Officer, President, Chief Financial Officer or the Treasurer of the Borrower (or any other officer of the Borrower designated in writing to the Administrative Agent by the Chief Executive Officer, Chief Administrative Officer, President or Treasurer of the Borrower as being authorized to give such notices under this Agreement) prior to receipt of Notice of Borrowing.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing of Loans, absent manifest error.

2.04  Disbursement of Funds. Except as otherwise specifically provided in the immediately succeeding sentence, no later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment under the respective Tranche will make available its pro rata portion of each such Borrowing requested to be made on such date.  All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will make available to the Borrower (prior to 1:00 P.M. (New York Time) on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York Time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.07.  Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05  Notes. (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.17 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”) and (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”).

(b)           The Term Note issued to each Lender that has a Term Loan Commitment or outstanding Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Term Loan Commitments of such Lender (or, if issued after the Term Loan Commitment Termination Date, be in a stated principal amount equal to the outstanding Term Loans of such Lender at such time) and be payable in the outstanding principal amount of Term Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.07 in respect of the Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)           The Revolving Note issued to each Lender that has a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Conversion Date, (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.07 in respect of the Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.

(e)           Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents.  Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (d).  At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower and such requesting Lender, and duly executed by such requesting Lender.

2.06  Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments or Revolving Loan Commitments, as the case may be.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.07  Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date the proceeds thereof are made available to the Borrower until the maturity (whether by acceleration or otherwise) of such Loan at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin and the Eurodollar Rate for such Interest Period.

(b)           If the Borrower fails to pay any amount payable by it under a Credit Document on its due date, interest shall accrue on the overdue amount (in the case of overdue interest to the extent permitted by law) from the due date up to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (c) below, 2% plus the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Administrative Agent.  Any interest accruing under this Section 2.07(b) shall be immediately payable by the Borrower on demand by the Administrative Agent.

(c)           If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i)            the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)           the rate of interest applying to the overdue amount during that first Interest Period shall be 2% plus the rate which would have applied if the overdue amount had not become due.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)           Accrued and unpaid interest shall be payable in respect of each Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the respective Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.08  Interest Periods.  At the time the Borrower gives any Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), it shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrower, be a one, three or six month period (or such other period as all the Lenders may agree); provided that:

(i)            all Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any Loan shall commence on the date of Borrowing of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;

(iii)          if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)          if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(v)           unless the Required Lenders otherwise agree, no Interest Period longer than one month may be selected at any time when an Event of Default (or, if the Administrative Agent or the Required Lenders have determined that such an election at such time would be disadvantageous to the Lenders, a Default) has occurred and is continuing;

(vi)          no Interest Period longer than one month may be selected at any time prior to the date which is the earlier of (x) October 15, 2010 and (y) the date on which each Joint Lead Arranger has reduced its Commitment to $100,000,000 or less;

(vii)         no Interest Period in respect of any Borrowing of any Loans shall be selected which extends beyond the Maturity Date; and

(viii)        the selection of Interest Periods for Term Loans shall be subject to the provisions of Section 2.02.

If upon the expiration of any Interest Period applicable to a Borrowing of Loans, the Borrower has failed to elect a new Interest Period to be applicable to such Loans as provided above, the Borrower shall be deemed to have elected a one month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.

2.09  Increased Costs, Illegality, Market Disruption, etc.  (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)            at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender or the entity controlling such Lender is organized or in which the principal office of such Lender or the entity controlling such Lender or such Lender’s applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate; or

(ii)           at any time, that the making or continuance of any Loan has been made unlawful by any law or governmental rule, regulation or order;

then, and in any such event, such Lender shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders).  Thereafter (x) in the case of clause (i) above, the Borrower agrees, subject to the provisions of Section 2.11(a) and (b) (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased costs or reductions to such Lender or such other corporation and (y) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 2.09(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(a) shall, absent manifest error be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(a), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for the calculation of such additional amounts; provided that, subject to the provisions of Section 2.11(b), the failure to give such notice shall not relieve the Borrower from its Obligations hereunder.

(b)           At any time that any Loan is affected by the circumstances described in Section 2.09(a)(i) or (ii), the Borrower may (and in the case of a Loan affected by the circumstances described in Section 2.09(a)(ii) shall) either (x) if the affected Loan is then being made initially, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date or the next Business Day that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.09(a)(i) or (ii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, in the case of any Loan, repay all outstanding Borrowings (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) which include such affected Loans in full in accordance with the applicable requirements of Section 4.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(b).

(c)           If any Lender in good faith determines that after the Effective Date the introduction of or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or requested to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(c) shall, absent manifest error be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided that, subject to the provisions of Section 2.11(b), the failure to give such notice shall not relieve the Borrower from its Obligations hereunder.

(d)           If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of such Loan for the relevant Interest Period shall be the rate per annum which is the sum of:

(i)            the Applicable Margin; and

(ii)           the rate determined by each Lender and notified to the Administrative Agent, which expresses the actual cost to each such Lender of funding its participation in that Loan for a period equivalent to such Interest Period from whatever source it may reasonably select.

(e)           If a Market Disruption Event occurs and the Administrative Agent or the Borrower so require, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.  Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties.  If no agreement is reached pursuant to this clause (e), the rate provided for in clause (d) above shall apply for the entire Interest Period.

2.10  Compensation. The Borrower agrees, subject to the provisions of Section 2.11(b) (to the extent applicable), to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.09(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans, or assignment of its Loans pursuant to Section 2.12, or conversion of Term Loans into Revolving Loan Commitments pursuant to Section 2.01(c), occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other Default or Event of Default arising as a result of the Borrower’s failure to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.

2.11  Change of Lending Office.  (a) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.09(a)(ii) or (iii), Section 2.09(b) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Section 2.09 and Section 4.04.

(b)           Notwithstanding anything to the contrary contained in Sections 2.09, 2.10 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within one year after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 2.09, 2.10 or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 2.09, 2.10 or 4.04, as the case may be.  This Section 2.11(b) shall have no applicability to any Section of this Agreement other than said Sections 2.09, 2.10 and 4.04.

2.12  Replacement of Lenders.  (x)  If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 2.09(a)(ii) or (iii), Section 2.09(b) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower material increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 12.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent; provided that:

(i)            at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (y) an amount equal to all accrued, but unpaid, Commitment Commission owing to the Replaced Lender pursuant to Section 3.01; and

(ii)           all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above) in respect of which the assignment purchase price has been, or is concurrently being, paid shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to (i) the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Lender and (ii) if so requested by the Borrower, the Replaced Lender shall deliver all Notes in its possession to the Borrower.

SECTION 3.  Commitment Commission; Fees; Reductions of Commitment.

3.01  Commitment Commission.  (a)  The Borrower agrees to pay the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) (i) for the period from the Effective Date to and including the Term Loan Commitment Termination Date in the case of Term Loan Commitments and (ii) for the period commencing on the Conversion Date and ending on the Maturity Date in the case of Revolving Loan Commitments, (x) in the case of clause (i) above, computed at a per annum rate equal to 1.25% of the daily average unutilized Term Loan Commitment and (y) in the case of clause (ii) above,  computed at a per annum rate equal to 1.25% of the daily average unutilized Revolving Loan Commitment.  Accrued Commitment Commission shall be due and payable in arrears on each Payment Date and on the Maturity Date (or such earlier date) upon which the Total Commitment is terminated.

(b)           The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

3.02  Voluntary Termination of Unutilized Commitments.  Upon at least three Business Day’s prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate or reduce the Term Loan Commitment or Revolving Loan Commitment, in whole or in part, in integral multiples of $1,000,000 in the case of partial reductions to the Term Loan Commitment and/or the Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Term Loan Commitment or Revolving Loan Commitment, as the case may be, of each Lender.

3.03  Mandatory Reduction of Commitments.  (a)  In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the earlier of (x) September 30, 2010, if the Initial Borrowing Date has not occurred on or before such date, and (y) the Maturity Date.

(b)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Term Loan Commitment Termination Date.

(c)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment shall terminate in its entirety upon the Maturity Date.

(d)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on each Borrowing Date on which Term Loans are incurred, the Total Term Loan Commitment shall be permanently reduced by the aggregate principal amount of the Term Loans made on such Borrowing Date.

(e)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment shall be permanently reduced as required by Section 4.02.

(f)            Each reduction to, or termination of, the Total Revolving Loan Commitment or the Total Term Loan Commitment, as the case may be, shall be applied to reduce or terminate, as the case may be, on a pro rata basis the Revolving Loan Commitment or Term Loan Commitment, as the case may be, of each Lender with a Revolving Loan Commitment and/or Term Loan Commitment.

SECTION 4.  Prepayments; Payments; Taxes.

4.01  Voluntary Prepayments.  The Borrower shall have the right to prepay the Loans, without premium or penalty except as provided by law and Section 2.10, in whole or in part at any time and from time to time on the following terms and conditions:

(i)            the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at its Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(ii)           each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount of a Borrowing which is outstanding, provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000;

(iii)          at the time of any prepayment of Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 2.10;

(iv)          in the event of certain refusals by a Lender as provided in Section 12.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest, Commitment Commission, and other amounts owing to such Lender (or owing to such Lender with respect to each Loan which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 12.12(b) so long as (A) the Commitment of such Lender (if any) is terminated concurrently with such prepayment (at which time Schedule I shall be deemed modified to reflect the changed Commitments) and (B) the consents required by Section 12.12(b) in connection with the prepayment pursuant to this clause (iv) have been obtained;

(v)           except as expressly provided in the preceding clause (iv), each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided that in connection with any prepayment of Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full; and

(vi)          each prepayment of principal of Term Loans pursuant to this Section 4.01 shall be applied to reduce the then remaining Scheduled Amortization Payments in accordance with Section 4.02(e).

4.02  Mandatory Repayments and Commitment Reductions.  (a)  On any day on which the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date) exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall repay principal of Loans in an amount equal to such excess.

(b)           In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, the Borrower shall be required to repay Term Loans and reduce the Total Revolving Loan Commitment in accordance with the requirements of Section 4.02(e) on each Payment Date commencing on the first Payment Date and ending on the Maturity Date, in each case in an amount equal to the Scheduled Amortization Payment for such Payment Date.

(c)           In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, but without duplication, on (i) the Business Day following the date of any Collateral Disposition involving a Mortgaged Vessel (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is 180 days following any Collateral Disposition constituting an Event of Loss involving a Mortgaged Vessel and (B) the date of receipt by the Borrower, any of its Subsidiaries or the Administrative Agent of the insurance proceeds relating to such Event of Loss, the Borrower shall be required to repay an aggregate principal amount of outstanding Term Loans and reduce the Total Revolving Loan Commitment in accordance with the requirements of Section 4.02(e) in an amount equal to the greater of (x) the Attributable Loan Amount of the affected Mortgaged Vessels and (y) the sum of the then outstanding aggregate principal amount of Term Loans and the Total Revolving Loan Commitment multiplied by a fraction (A) the numerator of which is equal to the appraised value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c)) of the Mortgaged Vessel or Mortgaged Vessels which is/are the subject of such Collateral Disposition and (B) the denominator of which is equal to the Aggregate Mortgaged Vessel Value prior to such Collateral Disposition; provided that (a) the Borrower, at its option, shall not be required to reduce the Total Commitment upon a Collateral Disposition in respect of a Mortgaged Vessel (other than a Collateral Disposition constituting an Event of Loss) so long as (I) to the extent required by Section 4.02(a), the Borrower repays any Loans and (II) no later than 365 days after the date of such Collateral Disposition, such Mortgaged Vessel is replaced by an Acceptable Replacement Vessel pursuant to a Vessel Exchange, provided that, if such Vessel Exchange does not occur within 365 days of the date of such Collateral Disposition the Total Commitment shall be permanently reduced by an amount equal to the amount by which the Commitment would have been required to have been reduced as a result of the Collateral Disposition of such Mortgaged Vessel, and (b) without limiting anything otherwise provided for in this Agreement, the Borrower hereby acknowledges that it is obliged to comply with Section 9.09 at all times (including, without limitation, after giving effect to any commitment reduction  contemplated by the foregoing Section 4.02(b)).

(d)           Upon the occurrence of a default under Section 9.09, the Borrower shall be required to repay Term Loans and reduce the Total Revolving Loan Commitment in accordance with the requirements of Section 4.02(e) and Section 9.09 in an amount required to cure such default, provided that it is understood and agreed that the requirement to repay Loans under this Section 4.02(d) shall not be deemed to be a waiver of any other right or remedy that any Lender may have as a result of an Event of Default under Section 9.09.

(e)           All prepayments of the Term Loans and reductions to the Total Revolving Loan Commitment pursuant to (i) Sections 4.02(b), (c) and (d) shall be applied (x) if on or prior to the Conversion Date, to the prepayments of Term Loans and (y) if after the Conversion Date, pro rata to the prepayments of Term Loans and to the permanent reduction of the Total Revolving Loan Commitment, (ii) Section 4.01 shall be applied, so long as no Default or Event of Default then exists or would result therefrom, at the option of the Borrower, solely to the Tranche or Tranches and the Attributable Loan Amount or Attributable Loans Amounts specified in the notice of prepayment (and in the respective amounts so specified) (although if the Borrower fails to specify how such amounts are to be applied, such amounts shall be applied as provided sub-clause (iii) without regard to this sub-clause (ii)), (iii) subject to clause (ii) above, Sections 4.01, 4.02(b), (c) and (d) shall be applied (I)(x) if on or prior to the Conversion Date, to the prepayments of Term Loans and (y) if after the Conversion Date, pro rata to the Term Loans and Revolving Loan Commitments of such Lenders and (II) pro rata to the remaining scheduled amortization installments in respect of the Attributable Loan Amount of each Mortgaged Vessel, (iv) Section 4.02(c) shall be applied to reduce the Attributable Loan Amount of the affected Collateral Vessel; provided that, to the extent that such prepayment or reduction exceeds the Attributable Loan Amount for the affected Mortgaged Vessel, the amount of such excess shall be applied pro rata to the Attributable Loan Amounts of each other Mortgaged Vessel and (v) Section 4.02(d) shall be applied pro rata to the Attributable Loan Amount of each Mortgaged Vessel.

(f)           With respect to each repayment of Loans under Section 4.01 or required by this Section 4.02, the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) repayments of Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Loans with Interest Periods ending on such date of required repayment have been paid in full and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the preceding provisions of this clause (g), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 2.10.

(g)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans of each Tranche shall be repaid in full on the Maturity Date.

(h)           The Term Loans repaid pursuant to Section 4.01 and this Section 4.02 may not be reborrowed.

4.03   Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent or such other office in the State of New York as the Administrative Agent may hereafter designate in writing.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04   Net Payments; Taxes.  (a)  All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrower will furnish to the Administrative Agent within 45 days after the date of payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower any information as reasonably requested by the Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(c)           If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion exercised in good faith, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, (iii) nothing in this Section 4.04(c) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time during which a Default or Event of Default exists.

SECTION 5.  Conditions Precedent to each Vessel Acquisition Borrowing Date.  The obligation of each Lender to make Loans on any Vessel Acquisition Borrowing Date (including Loans made on the Initial Borrowing Date) is subject at the time of the making of such Loans to the satisfaction or waiver of the following conditions:

5.01  Effective Date; Notes. On or prior to the Initial Borrowing Date (i) the Effective Date shall have occurred and (ii) if requested by a Lender, there shall have been delivered to the Administrative Agent, for the account of such Lender, the appropriate Note for such Lender executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

5.02  Fees, etc.  On each Vessel Acquisition Borrowing Date, the Borrower shall have paid to the Administrative Agent, the Joint Lead Arrangers and the Lenders all costs, fees, expenses (including, without limitation, the reasonable legal fees and expenses of White & Case LLP and maritime counsel and other local counsel to the Administrative Agent) and other compensation contemplated in connection with this Agreement payable to the Administrative Agent, the Lead Arranger and the Lenders in respect of the transactions contemplated by this Agreement to the extent then due and invoiced at least two Business Days prior to such Vessel Acquisition Borrowing Date.

5.03  Collateral and Guaranty Requirements. On or prior to each Vessel Acquisition Borrowing Date, the Collateral and Guaranty Requirements with respect to each Collateral Vessel being financed on such Vessel Acquisition Borrowing Date (the “Relevant Vessel”) shall have been satisfied or the Administrative Agent shall have waived such requirements (other than the Specified Requirements) and/or conditioned such waiver on the satisfaction of such requirements within a specified period of time.

5.04  Margin Regulations. On each Vessel Acquisition Borrowing Date, all Loans and other financing to be made pursuant to this Agreement shall be in full compliance with all applicable requirements (including without limitation the collateral valuation requirements) of law, including, without limitation, the provisions of the Regulations T, U and X of the Board of Governors of the Federal Reserve System (the “Margin Regulations”) and the collateral valuation requirements thereunder, and each Lender in good faith shall be able to complete the relevant forms establishing compliance with the Margin Regulations.

5.05  Shareholders’ Agreements; Management Agreements; Debt Agreements; Employment Agreements; Tax Sharing Agreements.  On or prior to the Initial Borrowing Date, there shall have been delivered or otherwise made available to the Administrative Agent or its counsel true and correct copies of the following documents (to the extent that such documents have been entered into):

(a)           all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of their capital stock or membership interests and any agreements entered into by shareholders or members relating to any such entity with respect to its capital stock or membership interests (collectively, the “Shareholders’ Agreements”);

(b)           all agreements (other than Employment Agreements) with respect to the management of the Borrower or any of its Subsidiaries or any of the Collateral Vessels (collectively, the “Management Agreements”);

(c)           all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries which is to remain outstanding (other than the Credit Documents) after giving effect to the incurrence of Loans on the Initial Borrowing Date (if any) (collectively, the “Debt Agreements”);

(d)           all employment agreements entered into by the Borrower or any of its Subsidiaries with members of management of the Borrower or any of such Subsidiaries (collectively, the “Employment Agreements”); and

(f)            all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”);

all of which Shareholders’ Agreements, Management Agreements, Debt Agreements, Employment Agreements and Tax Sharing Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date.

5.06  Equity Contributions.  On or prior to each Vessel Acquisition Borrowing Date, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower shall have received aggregate net cash proceeds from the issuance of common stock of the Parent after June 8, 2010 in an amount equal to at least 40% of the aggregate purchase price of the Relevant Vessel and all previously delivered Collateral Vessels.

5.07  No Conflicts. On each Vessel Acquisition Borrowing Date, after giving effect to the consummation of the Collateral Vessel Acquisition for each Relevant Vessel, the making of the Loans and the performance by the Credit Parties of the Credit Documents, the financings incurred in connection therewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement or contractual or other restrictions which is binding for the Borrower or any of its Subsidiaries.

5.08  Solvency Certificate. On or prior to each Vessel Acquisition Borrowing Date, the Borrower shall cause to be delivered to the Administrative Agent a solvency certificate from the senior financial officer of the Borrower, in the form of Exhibit J, which shall be addressed to the Administrative Agent and each of the Lenders and dated such Vessel Acquisition Borrowing Date, setting forth the conclusion that, after giving effect to the incurrence of all the financings contemplated hereby, the Borrower individually, and the Borrower and its Subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

5.09  Financial Statements. On the Initial Borrowing Date, the Administrative Agent shall have received copies of the financial statements referred to in Sections 7.05(a), which financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent.

5.10  Material Adverse Change; Approvals.  (a)  On each Vessel Acquisition Borrowing Date, nothing shall have occurred (and the Administrative Agent shall have become aware of no facts or conditions not previously known to the Administrative Agent) since December 31, 2009 which the Administrative Agent shall determine is reasonably likely to have a Material Adverse Effect.

(b)           On each Vessel Acquisition Borrowing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Loans, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.  On each Vessel Acquisition Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

5.11  Litigation. On each Vessel Acquisition Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to this Agreement or any other Credit Document or (ii) which the Administrative Agent shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

5.12  Environmental Laws.  On each Vessel Acquisition Borrowing Date, there shall not exist any condition or occurrence on or arising from any Collateral Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries that (a) results in material noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law which could be reasonably expected to have a Material Adverse Effect or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Collateral Vessel or property which, in any case, could be reasonably expected to have a Material Adverse Effect.

5.13  Amendment to 2008 Credit Agreement. On or prior to the Initial Borrowing Date, (x) the Borrower shall have entered into an amendment to the 2008 Credit Agreement (the “Amendment to the 2008 Credit Agreement”), which shall be in form and substance satisfactory to the Administrative Agent and shall be in full force and effect and (y) the Administrative Agent shall have received a true and correct copy of the Amendment to the 2008 Credit Agreement, certified as such by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Parent.

5.14  Collateral Vessel Acquisition. On or prior to each Vessel Acquisition Borrowing Date, the Administrative Agent shall have received the Vessel Acquisition Documentation for each Relevant Vessel and such documentation shall be reasonably satisfactory in form and substance to the Administrative Agent.

SECTION 6.  Conditions Precedent to each Borrowing Date. The obligation of each Lender to make Loans (including Loans made on each Vessel Acquisition Borrowing Date) is subject to the satisfaction of the following conditions:

6.01  No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Credit Event with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02  Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received the Notice of Borrowing required by Section 2.03(a).

The acceptance of the proceeds of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event have been satisfied as of that time.  All of the applicable Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 7.  Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, each of the Parent and the Borrower makes the following representations, warranties and agreements, in each case on the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the occurrence of each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

7.01  Corporate/Limited Liability Company/Limited Partnership Status. The Parent and each of its Subsidiaries (i) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02  Corporate Power and Authority.  Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Documents.  Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03  No Violation.  Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will (i) contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Parent or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Parent or any of its Subsidiaries is a party or by which it or any of its material property or assets is bound or to which it may be subject or (iii) violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Parent or any of its Subsidiaries.

7.04  Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made or, in the case of any filings or recordings in respect of the Security Documents (other than the Collateral Vessel Mortgages), will be made within 10 days of the date such Security Document is required to be executed pursuant hereto), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Credit Party of any Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of  any Document to which it is a party.

7.05  Financial Statements; Financial Condition; Undisclosed Liabilities.  (a)  The audited consolidated balance sheets of the Borrower as at December 31, 2007, December 31, 2008 and December 31, 2009 and the unaudited consolidated balance sheets of the Borrower as at March 31, 2010 and the related consolidated statements of operations and of cash flows for the fiscal years or quarters, as the case may be, ended on such dates, reported on by and accompanied by, in the case of the annual financial statements, an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years or quarters, as the case may be, then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  Neither the Borrower nor any of its Subsidiaries has any material guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding sentence (it being understood that with respect to guarantee obligations, the underlying debt is so reflected).

(b)           Except as fully disclosed in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a), there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Borrower and its Subsidiaries taken as a whole.  As of the Effective Date, none of the Credit Parties knows of any basis for the assertion against it of any liability or obligation of any nature that is not fairly disclosed (including, without limitation, as to the amount thereof) in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a) which, either individually or in the aggregate, could reasonably be expected to be materially adverse to the Borrower and its Subsidiaries taken as a whole.

(c)           Since December 31, 2009, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The Projections delivered by the Parent to the Administrative Agent and the Lenders prior to the Effective Date have been prepared in good faith and are based on GAAP and reasonable assumptions, and there are no statements or conclusions in such Projections which are based upon or include information known to the Parent on the Effective Date to be misleading in any material respect or which fail to take into account material information known to the Parent on the Effective Date regarding the matters reported therein.  On the Effective Date, the Parent believes that such Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.

7.06  Litigation. There are no actions, suits, investigations (conducted by any governmental or other regulatory body of competent jurisdiction) or proceedings pending or, to the knowledge of the Parent or the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.

7.07  True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Parent or the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Parent or the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time as such information was provided.

7.08  Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans shall be used (i) to finance, in part, the acquisition cost of the Collateral Vessels that are made subject to a Collateral Vessel Mortgage, (ii) reimburse the Borrower, in part, for the acquisition costs incurred by the Borrower or any of its Subsidiaries with respect to the Mortgaged Vessel Genmar Zeus and (iii) to pay fees and expenses relating to the Transaction.

(b)           All proceeds of the Revolving Loans may be only used (i) to refinance $50,000,000 of Term Loans converted into Revolving Loans on the Conversion Date and/or (ii) for working capital, capital expenditures and general corporate purposes except to purchase or carry or extend credit for the purpose of purchasing or carrying such Margin Stock as may be permitted to be purchased or carried pursuant to the terms of Section 9.05(vii) and (ix).

(c)           No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the Margin Regulations except to purchase or carry or extend credit for the purpose of purchasing or carrying such Margin Stock as may be permitted to be purchased or carried pursuant to the terms of Sections 9.05(vii) and (ix).

7.09  Tax Returns and Payments.  The Parent and each of its Subsidiaries has timely filed all U.S. federal income tax returns, statements, forms and reports for taxes and all other material U.S. and non-U.S. tax returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Parent and/or any of its Subsidiaries (the “Returns”).  The Returns accurately reflect in all material respects all liability for taxes of the Parent and its Subsidiaries as a whole for the periods covered thereby.  The Parent and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in accordance with generally accepted accounting principles) for the payment of, all material U.S. federal, state and non-U.S. income taxes applicable for all taxes payable by them.  There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Parent or any of its Subsidiaries.  As of the Effective Date, neither the Parent nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Parent or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Parent or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

7.10  Compliance with ERISA. (i)  Schedule VII sets forth, as of the Effective Date, each Plan; with respect to each Plan, other than any Multiemployer Plan (and each related trust, insurance contract or fund), there has been no failure to be in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, that could reasonably be expected to give rise to a Material Adverse Effect; each Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter (or an opinion letter) from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates no Plan which is a Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability in an amount material to Borrower’s operation; no Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy minimum funding standards, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of minimum funding standards or an extension of any amortization period, within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA; all contributions required to be made with respect to a Plan have been or will be timely made (except as disclosed on Schedule VII); neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 436, 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Parent or any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of the Parent or any of its Subsidiaries, expected or threatened which could reasonably be expected to have a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Parent and its Subsidiaries and ERISA Affiliates would have no liabilities to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom in an amount which could reasonably be expected to have a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Parent, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Parent or any of its Subsidiaries or any ERISA Affiliate exists nor has any event occurred which could reasonably be expected to give rise to any such lien on account of any Plan; and the Parent and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(ii)           Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made.  Neither the Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

7.11  The Security Documents. After the execution and delivery thereof and upon the taking of the actions mentioned in the second immediately succeeding sentence, each of the Security Documents creates in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Collateral described therein, subject to no other Liens except for Permitted Liens.  No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made on or prior to each Vessel Acquisition Borrowing Date.

7.12  Capitalization. (a)  On the Effective Date and after giving effect to the conditions precedent related thereto:  (1) the authorized capital stock of the Parent shall consist of (i) 140,000,000 shares of Common Stock, $0.01 par value per share, approximately 64% of which shall be issued and outstanding and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share, none of which shall be issued and outstanding; (2) all such outstanding shares and membership interests shall have been duly and validly issued, fully paid and non-assessable and issued free of preemptive rights; and (3) the Parent shall not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights, except as set forth on Schedule IX.

(b)           On the Effective Date and after giving effect to the conditions precedent related thereto: (1) the authorized capital stock of the Borrower shall consist of 500 shares of common stock, $0.01 par value per share, 100% of which shares shall be issued and outstanding and owned by the Parent; (2) all such outstanding shares shall have been duly and validly issued, fully paid and non-assessable and issued free of preemptive rights; and (3) the Borrower shall not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

7.13  Subsidiaries. On the Effective Date, the Parent has no Subsidiaries other than those Subsidiaries listed on Schedule VIII (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the date hereof).

7.14  Compliance with Statutes, etc.  The Parent and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.15  Investment Company Act. Neither the Parent, nor any of its Subsidiaries, is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.16  Money Laundering. (a)  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading and Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)           None of the Credit Parties nor, to the best knowledge of the Borrower after due inquiry, any Affiliate of any Credit Party, is, or will be after consummation of the Transaction and application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of, any United States Federal Statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof.

7.17  Pollution and Other Regulations. (a)  Each of the Parent and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply as are not reasonably likely to have a Material Adverse Effect, and neither the Parent nor any of its Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing except for such penalties, fines or forfeitures as are not reasonably likely to have a Material Adverse Effect.  All licenses, permits, registrations or approvals required for the business of the Parent and each of its Subsidiaries, as conducted as of the Effective Date, under any Environmental Law have been secured and the Parent and each of its Subsidiaries is in substantial compliance therewith, except for such failures to secure or comply as are not reasonably likely to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Parent or such Subsidiary is a party or which would affect the ability of the Parent or such Subsidiary to operate any Collateral Vessel, Real Property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, individually or in the aggregate, have a Material Adverse Effect.  There are, as of the Effective Date, no Environmental Claims pending or, to the knowledge of the Parent or the Borrower, threatened, against the Parent or any of its Subsidiaries in respect of which an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences on any Collateral Vessel, Real Property or other facility owned or operated by the Parent or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Parent, any of its Subsidiaries or any Collateral Vessel, Real Property or other facility owned by the Parent or any of its Subsidiaries, or (ii) to cause such Collateral Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(b)           Hazardous Materials have not at any time prior to the date of this Agreement or any subsequent Credit Event, been (i) generated, used, treated or stored on, or transported to or from, any Collateral Vessel, Real Property or other facility at any time owned or operated by the Parent or any of its Subsidiaries or (ii) released on or from any such Collateral Vessel, Real Property or other facility, in each case where such occurrence or event, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

7.18  Labor Relations. Neither the Parent nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (i) no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against any of them before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Parent or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.19  Patents, Licenses, Franchises and Formulas. The Parent and each of its Subsidiaries owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

7.20  Indebtedness. Schedule V sets forth a true and complete list of all Indebtedness of the Parent and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Effective Date (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt.

7.21  Insurance. Schedule VI sets forth a true and complete listing of all insurance maintained by each Credit Party as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

7.22  Concerning the Mortgaged Vessels. The name, registered owner (which shall be a Subsidiary Guarantor), official number, and jurisdiction of registration and flag (which shall be in an Acceptable Flag Jurisdiction) of each Mortgaged Vessel shall be set forth on Schedule XII, which Schedule shall be updated by written notice to the Administrative Agent and Collateral Agent prior to or concurrently with each Vessel Acquisition Borrowing Date to incorporate the additional Mortgaged Vessel(s).  Each Mortgaged Vessel will be operated in compliance with all applicable law, rules and regulations, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.23  Citizenship. The Parent and each other Credit Party which owns or operates, or will own or operate, one or more Collateral Vessels is, or will be, qualified to own and operate such Collateral Vessels under the laws of the Republic of the Marshall Islands or such other jurisdiction in which any such Collateral Vessels are permitted, or will be permitted, to be flagged in accordance with the terms of the respective Collateral Vessel Mortgages.

7.24  Collateral Vessel Classification; Flag.  Each Mortgaged Vessel is (i) or will be, classified in the highest class available for Vessels of its age and type with a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Collateral Agent, free of any conditions or recommendations, other than as permitted, or will be permitted, under the Collateral Vessel Mortgage and (ii) flagged in an Acceptable Flag Jurisdiction.

7.25  No Immunity.  The Parent does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.  The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

7.26  Fees and Enforcement. No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes which have been, or will be, paid as and to the extent due.  Under the laws of the Republic of the Marshall Islands (or any other Acceptable Flag Jurisdiction), the choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.

7.27  Form of Documentation. Each of the Credit Documents is, or when executed will be, in proper legal form under the laws of the Republic of the Marshall Islands and the applicable Acceptable Flag Jurisdiction, for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the Republic of the Marshall Islands and the applicable Acceptable Flag Jurisdiction, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the applicable Acceptable Flag Jurisdiction, except as have been made, or will be made, in accordance with Section 5.

SECTION 8.  Affirmative Covenants.  Each of the Parent and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitments have terminated and the Loans and Notes, together with interest, Commitment Commission and all other obligations incurred hereunder and thereunder, are paid in full:

8.01  Information Covenants. The Parent will furnish to the Administrative Agent, with sufficient copies for each of the Lenders:

(a)           Quarterly Financial Statements.  Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Parent, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the senior financial officer of the Parent, subject to normal year-end audit adjustments and (ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods.

(b)           Annual Financial Statements.  Within 90 days after the close of each fiscal year of the Parent, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default pursuant to Sections 9.07 through 9.09, inclusive, which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)           Appraisal Reports.  Together with delivery of the compliance certificates provided for Section 8.01(e) required in connection with the second and fourth quarterly accounting periods in each fiscal year of the Parent, and at any other time within 33 days of the written request of the Administrative Agent, appraisal reports of recent date in form and substance and from independent appraisers reasonably satisfactory to the Administrative Agent, stating the then current fair market value of each of the Mortgaged Vessels on an individual charter-free basis.  All such appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrower, obtain such appraisals and that the cost of all such appraisals will be for the account of the Borrower); provided that, unless an Event of Default shall then be continuing, in no event shall the Borrower be required to pay for more than two appraisal reports obtained pursuant to this Section 8.01(c) in any single fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.

(d)           Projections, etc.  As soon as available but not more than 45 days after the commencement of each fiscal year of the Parent beginning with its fiscal year commencing on January 1, 2011, a budget of the Parent and its Subsidiaries in reasonable detail for each of the twelve months and four fiscal quarters of such fiscal year.  It is recognized by each Lender and the Administrative Agent that such projections and determinations provided by the Parent, although reflecting the Parent’s good faith projections and determinations, are not to be viewed as facts and that actual results covered by any such determination may differ from the projected results.

(e)           Officer’s Compliance Certificates.  (i)  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a certificate of the senior financial officer of the Parent in the form of Exhibit L to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall, (x) set forth the calculations required to establish whether the Parent was in compliance with the provisions of Sections 9.07 through 9.09, inclusive, at the end of such fiscal quarter or year, as the case may be and (y) certify that there have been no changes to any of Schedule VIII and Annexes A through F of the Pledge Agreement or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e)(i), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (y), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Parent and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(ii)           At the time of a Collateral Disposition in respect of any Mortgaged Vessel, a certificate of a senior financial officer of the Borrower which certificate shall (x) certify on behalf of the Borrower the last appraisal received pursuant to Section 8.01(c) determining the Aggregate Mortgaged Vessel Value after giving effect to such disposition and/or showing the individual fair market value of all Mortgaged Vessels owned by the Borrower and the Subsidiary Guarantors which have not been sold, transferred, lost or otherwise disposed of, on an individual charter-free basis, at such time, and (y) set forth the calculations required to establish whether the Borrower is in compliance with the provisions of Section 9.09 after giving effect to such disposition or exchange, as the case may be.

(f)            Notice of Default, Litigation or Event of Loss.  Promptly, and in any event within three Business Days after the Parent obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Parent proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened  against the Parent or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or any Document and (iii) any Event of Loss in respect of any Mortgaged Vessel.

(g)           Other Reports and Filings.  Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Parent or any of its Subsidiaries shall file with the Securities and Exchange Commission (or any successor thereto) or deliver to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

(h)           Environmental Matters.  Promptly upon, and in any event within five Business Days after, the Parent obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Effective Date, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i)            any Environmental Claim pending or threatened in writing against the Parent or any of its Subsidiaries or any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries;

(ii)           any condition or occurrence on or arising from any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that (a) results in noncompliance by the Parent or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Parent or any of its Subsidiaries or any such Collateral Vessel or property;

(iii)          any condition or occurrence on any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that could reasonably be expected to cause such Collateral Vessel or property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Parent or such Subsidiary of such Collateral Vessel or property under any Environmental Law; and

(iv)          the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Parent shall deliver to the Administrative Agent all material notices received by the Parent or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Parent’s or such Subsidiary’s response thereto.  In addition, the Parent will provide the Administrative Agent with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 8.01(h), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.

(i)            Management Letters.  Promptly after Parent’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(j)            Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Parent or its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request in writing.

8.02  Books, Records and Inspections.  The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of law, shall be made of all dealings and transactions in relation to its business.  The Parent will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of officers of the Parent or any of its Subsidiaries, any of the properties of the Parent or its Subsidiaries, and to examine the books of account of the Parent or such Subsidiaries and discuss the affairs, finances and accounts of the Parent or such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may request; provided that, unless an Event of Default exists and is continuing at such time, the Administrative Agent and the Lenders shall not be entitled to request more than two such visitations and/or examinations in any fiscal year of the Parent.

8.03  Maintenance of Property; Insurance.  The Parent will, and will cause each of its Subsidiaries to, (i) keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Mortgaged Vessels in at least such amounts and against at least such risks as are in accordance with (a) normal industry practice for similarly situated insureds and (b) the requirements set forth in Section 8.06, and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried.  In addition to the requirements of the immediately preceding sentence, the Parent will at all times cause insurance of the types described in Schedule VI to (x) be maintained (with the same scope of coverage as that described in Schedule VI) at levels which are at least as great as the respective amount described on Schedule VI and (y) comply with the insurance requirements of the Collateral Vessel Mortgages.

8.04  Corporate Franchises. The Parent will, and will cause each of its Subsidiaries, to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business; provided, however, that nothing in this Section 8.04 shall prevent (i) sales or other dispositions of assets, consolidations or mergers by or involving the Parent or any of its Subsidiaries which are permitted in accordance with Section 9.02, (ii) any Subsidiary Guarantor from changing the jurisdiction of its organization to the extent permitted by Section 9.10 or (iii) the abandonment by the Parent or any of its Subsidiaries of any rights, franchises, licenses and patents that could not be reasonably expected to have a Material Adverse Effect.

8.05  Compliance with Statutes, etc.   The Parent will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions (including all laws and regulations relating to money laundering) imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06  Compliance with Environmental Laws. (a)  The Parent will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the ownership or use of any Collateral Vessel or property now or hereafter owned or operated by the Parent or any of its Subsidiaries, will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will keep or cause to be kept all such Collateral Vessels or property free and clear of any Liens imposed pursuant to such Environmental Laws, in each of the foregoing cases, except to the extent any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Collateral Vessel or property now or hereafter owned or operated or occupied by the Parent or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses or except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Parent will, and will cause each of its Subsidiaries to, maintain insurance on the Collateral Vessels in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.

(b)           At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Borrower will provide, at the Borrower’s sole cost and expense, an environmental assessment of any Collateral Vessel by such Collateral Vessel’s classification society (to the extent such classification society is listed on Schedule X hereto) or another internationally recognized classification society acceptable to the Administrative Agent.  If said classification society, in its assessment, indicates that such Collateral Vessel is not in compliance with the Environmental Laws, said society shall set forth potential costs of the remediation of such non-compliance; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default, (ii) the Administrative Agent or the Required Lenders reasonably and in good faith believe that the Parent, any of its Subsidiaries or any such Collateral Vessel is not in compliance with Environmental Law and such non-compliance could reasonably be expected to have a Material Adverse Effect, or (iii) circumstances exist that reasonably could be expected to form the basis of a material Environmental Claim against the Parent or any of its Subsidiaries or any such Collateral Vessel.  If the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their agents access to such Collateral Vessel and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower’s expense.

8.07  ERISA. As soon as reasonably possible and, in any event, within ten (10) days after the Parent or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Parent will deliver to the Administrative Agent, with sufficient copies for each of the Lenders, a certificate of the senior financial officer of the Parent setting forth the full details as to such occurrence and the action, if any, that the Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Parent, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:  that a Reportable Event has occurred (except to the extent that the Parent has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 303 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made and such failure could result in a material liability for the Parent or any of its Subsidiaries; that a Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA with a material amount of unfunded benefit liabilities; that a Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) has a material Unfunded Current Liability; that proceedings may be reasonably expected to be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a material delinquent contribution to a Plan; that the Parent, any of its Subsidiaries or any ERISA Affiliate will or may reasonably expect to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Parent, or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.  Upon request, the Parent will deliver to the Administrative Agent with sufficient copies to the Lenders (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any notices received by the Parent, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan with respect to any circumstances or event that could reasonably be expected to result in a material liability shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Parent, such Subsidiary or such ERISA Affiliate, as applicable.

8.08  End of Fiscal Years; Fiscal Quarters. The Parent shall cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its and its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.09  Performance of Obligations. The Parent will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Documents) by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10  Payment of Taxes. The Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.01(i), provided that neither the Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

8.11  Further Assurances. (a)  The Parent, and each other Credit Party, agrees that at any time and from time to time, at the expense of the Parent or such other Credit Party, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral.  Without limiting the generality of the foregoing, the Borrower will execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Collateral Vessel Mortgages (including any amendments required to maintain Liens granted by such Collateral Vessel Mortgages pursuant to the effectiveness of this Agreement), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.

(b)           The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower, where permitted by law.  The Collateral Agent will promptly send the Borrower a copy of any financing or continuation statements which it may file without the signature of the Borrower and the filing or recordation information with respect thereto.

(c)           If at any time any Subsidiary of the Borrower owns a Collateral Vessel or owns, directly or indirectly, an interest in any Subsidiary which owns a Collateral Vessel and such Subsidiary has not otherwise satisfied the Collateral and Guaranty Requirements, the Borrower will cause such Subsidiary (and any Subsidiary which directly or indirectly owns the Equity Interests of such Subsidiary to the Extent not a Credit Party) to satisfy the Collateral and Guaranty Requirements with respect to each relevant Collateral Vessel as such Subsidiary would have been required to satisfy pursuant to Section 5 and 6 of this Agreement had such Subsidiary been a Credit Party on a Borrowing Date.

8.12  Deposit of Earnings. Each Credit Party shall cause the earnings derived from each of the respective Mortgaged Vessels, to the extent constituting Earnings and Insurance Collateral, to be deposited by the respective account debtor in respect of such earnings into one or more of the Concentration Accounts maintained for such Credit Party or the Borrower from time to time.  Without limiting any Credit Party’s obligations in respect of this Section 8.12, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the Concentration Accounts, it shall promptly deposit all such proceeds into one of the Concentration Accounts maintained for such Credit Party or the Borrower from time to time.

8.13  Ownership of Subsidiaries. (a)  Other than “director qualifying shares”, the Parent shall at all times directly or indirectly own 100% of the capital stock or other equity interests of the Borrower and each of the Subsidiary Guarantors.

(b)           The Parent shall cause each Subsidiary Guarantor to at all times be directly owned by one or more Credit Parties.

(c)           The Parent will cause each Collateral Vessel to be owned at all times by a single Subsidiary Guarantor that owns no other Collateral Vessels.

8.14  Flag of Mortgaged Vessels; Citizenship; Collateral Vessel Classifications. (a)  The Parent shall, and shall cause each of its Subsidiaries to, cause each Mortgaged Vessel to be registered under the laws and flag of (t) Greece (only with respect to the Collateral Vessels listed in rows 1 and 2 on Schedule III and only until December 31, 2011 or such later date as the Administrative Agent shall consent to in its sole discretion), (u) Malta, (v) the Republic of Liberia, (w) the Republic of Marshall Islands, (x) Bermuda, (y) United Kingdom or (z) such other jurisdiction as is acceptable to the Administrative Agent (each jurisdiction in clauses (t) through and including (z), an “Acceptable Flag Jurisdiction”).  Notwithstanding the foregoing, any Credit Party may transfer a Mortgaged Vessel to another Acceptable Flag Jurisdiction pursuant to a Flag Jurisdiction Transfer.

(b)           The Parent will, and will cause each Subsidiary Guarantor which owns or operates a Mortgaged Vessel to, be qualified to own and operate such Mortgaged Vessel under the laws of the Republic of the Marshall Islands and the Republic of Liberia, or such other jurisdiction in which such Mortgaged Vessel is permitted to be flagged in accordance with the terms of the related Collateral Vessel Mortgage.

(c)           The Parent will, and will cause each Subsidiary Guarantor which owns or operates a Mortgaged Vessel to, cause each Mortgaged Vessel to be classified in the highest class available for Vessels of its age and type with a classification society listed on Schedule X or another internationally recognized classification society acceptable to the Administrative Agent, free of any material conditions or recommendations.

(d)           Unless the Administrative Agent otherwise consents in its sole discretion, the Parent will, and will cause each Subsidiary Guarantor which owns or operates a Collateral Vessel listed in rows 1 and 2 on Schedule III to, cause each Collateral Vessel listed in rows 1 and 2 on Schedule III to be registered under the laws and flag of the Republic of the Marshall Islands or such other Acceptable Flag Jurisdiction (other than Greece) by no later than January 1, 2012.

8.15   Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

SECTION 9.  Negative Covenants. Each of the Parent and the Borrower hereby covenants and agrees that on and after the Effective Date and until all Commitments have terminated and the Loans and Notes, together with interest, Commitment Commission and all other Obligations incurred hereunder and thereunder, are paid in full:

9.01  Liens. The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, whether now owned or hereafter acquired, or sell any such Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral (including sales of accounts receivable with recourse to the Parent or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)           inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii)           Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Collateral and do not materially impair the use thereof in the operation of the business of the Parent or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Collateral subject to any such Lien;

(iii)           Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule IV, without giving effect to any renewals or extensions of such Liens, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Effective Date, less any repayments of principal thereof;

(iv)           Permitted Encumbrances;

(v)           Liens created pursuant to the Security Documents;

(vi)           Liens arising out of judgments, awards, decrees or attachments with respect to which the Parent or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not constitute an Event of Default under Section 10.09;

(vii)           Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, Liens to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate value of all cash and property at any time encumbered pursuant to this clause (vii) shall not exceed $5,000,000; and

(viii)           Liens in respect of seamen’s wages which are not past due and other maritime Liens for amounts not past due arising in the ordinary course of business and not yet required to be removed or discharged under the terms of the respective Collateral Vessel Mortgages.

In connection with the granting of Liens described above in this Section 9.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in respect of the item or items of equipment or other assets subject to such Liens).

9.02  Consolidation, Merger, Sale of Assets, etc.  The Parent will not, and will not permit the Borrower or any Subsidiary Guarantor to wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its assets or any of the Collateral, or enter into any sale-leaseback transactions involving any of the Collateral (or agree to do so at any future time), except that:

(i)           the Borrower and each of its Subsidiaries may sell, lease or otherwise dispose of any Mortgaged Vessels, provided that (x)(A) such sale is made at fair market value (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c) or delivered at the time of such sale to the Administrative Agent by the Borrower), (B) 100% of the consideration in respect of such sale shall consist of cash or Cash Equivalents (unless the Mortgaged Vessel is being sold to the Parent or a Subsidiary of the Parent, in which case the sale shall consist of cash only) received by the Borrower, or to the respective Subsidiary Guarantor which owned such Mortgaged Vessel, on the date of consummation of such sale, and (C) the Net Cash Proceeds of such sale or other disposition shall be applied as required by Section 4.02 to repay the Term Loans and reduce the Total Revolving Loan Commitment (and to the extent required by Section 4.02(a), repay the Revolving Loans) or (y) so long as no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) and so long as all representations and warranties made by the Borrower pursuant to Section 7 of this Agreement are true and correct both before and after any such exchange, such Mortgaged Vessel is exchanged for an Acceptable Replacement Vessel pursuant to a Vessel Exchange; provided, further, that the Borrower shall have delivered to the Administrative Agent an officer’s certificate, certified by the senior financial officer of the Borrower, demonstrating pro forma compliance (giving effect to such Collateral Disposition and, in the case of calculations involving the appraised value of Mortgaged Vessels, using valuations consistent with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c)) with each of the covenants set forth in Sections 9.07 through 9.09, inclusive, for the most recently ended Test Period (or at the time of such sale, as applicable) and projected compliance with such covenants for the one year period following such Collateral Disposition, in each case setting forth the calculations required to make such determination in reasonable detail;

(ii)           the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

(iii)           (A) the Borrower and any Subsidiary Guarantor may transfer assets or lease to or acquire or lease assets from the Borrower and any other Subsidiary Guarantor, or any Subsidiary Guarantor may be merged into the Borrower and any other Subsidiary Guarantor, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent and (B) the Borrower and any other Subsidiary of the Borrower may transfer assets or lease to or acquire or lease assets from the Borrower and any other Subsidiary of the Borrower, or any other Subsidiary of the Borrower may be merged into the Borrower and any other Subsidiary of the Borrower, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent; and

(iv)           following a Collateral Disposition permitted by this Agreement, the Subsidiary Guarantor which owned the Collateral Vessel that is the subject of such Collateral Disposition may dissolve, provided, that (x) the Net Cash Proceeds from such Collateral Disposition shall be applied as required by Section 4.02, to repay the Term Loans and reduce the Total Revolving Loan Commitment (and to the extent required by Section 4.02(a), repay the Revolving Loans), (y) all of the proceeds of such dissolution shall be paid only to the Borrower and (z) no Event of Default is continuing unremedied at the time of such dissolution.

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02, such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.  Notwithstanding anything to the contrary contained above, the foregoing covenant shall not be violated as a result of sales of Margin Stock for cash at fair market value (as determined in good faith by the Parent at the time of the respective sale).

9.03  Shareholder Payments. The Parent shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any Shareholder Payments with respect to the Parent or any of its Subsidiaries, except that:

(i)           (x) any Subsidiary of the Parent which is not a Subsidiary Guarantor may pay Shareholder Payments to the Parent or any Wholly-Owned Subsidiary of the Parent, (y) any Subsidiary Guarantor may pay Shareholder Payments to the Borrower or any other Subsidiary Guarantor and (z) if the respective Subsidiary is not a Wholly-Owned Subsidiary of the Parent, such Subsidiary may pay cash Shareholder Payments to its shareholders generally so long as the Parent and/or its respective Subsidiaries which own equity interests in the Subsidiary paying such Shareholder Payments receive at least their proportionate share thereof (based upon their relative holdings of the equity interests in the Subsidiary paying such Shareholder Payments and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);

(ii)           so long as no Default or Event of Default (both before and after giving effect to the payment thereof) has occurred and is continuing, the Parent may repurchase its outstanding equity interests (or options to purchase such equity) theretofore held by its or any of its Subsidiaries’ employees, officers or directors following the death, disability, retirement or termination of employment of employees, officers or directors of the Parent or any of its Subsidiaries, provided that the aggregate amount expended to so repurchase equity of the Parent shall not exceed $2,000,000 in any fiscal year of the Parent; and

(iii)           the Parent may make, pay or declare Dividends, including Stock Buy-Backs; provided that, for all Dividends paid pursuant to this clause (iii):

(A)           such Dividends are paid within 90 days of the declaration thereof,

(B)           no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) at the time of declaration of such Dividends,

(C)           no Significant Default has occurred and is continuing (or would arise after giving effect thereto) at the time of payment of such Dividends, and

(D)           (x) the aggregate amount of all such Dividends paid in any fiscal year shall not exceed $30,000,000, (y) such Dividends paid in respect of a fiscal quarter shall only be paid after the date of delivery of quarterly or annual financial statements for such fiscal quarter, pursuant to Sections 8.01(a) and (b), as the case may be, and on or prior to 45 days after the immediately succeeding fiscal quarter and (z) on or prior to the payment of such Dividends, the Parent shall deliver to the Administrative Agent an officer’s certificate signed by the Chief Financial Officer of the Parent, certifying that the requirements set forth in clauses (A) through (D) are satisfied.

For avoidance of doubt, nothing herein shall prohibit the Parent from issuing or distributing to its shareholders rights to acquire common stock or Qualified Preferred Stock or redeeming any such rights, provided however, the aggregate amount of cash used for any such redemption shall not exceed $10,000,000 in any calendar year.

9.04  Indebtedness. (a)  The Parent will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness (other than (x) Indebtedness incurred pursuant to this Agreement and the other Credit Documents pursuant to the commitments thereunder in effect on the Effective Date, (y) Indebtedness incurred pursuant to the 2008 Credit Agreement in an aggregate principal amount not to exceed $749,812,500 at any time outstanding and (z) Indebtedness under the Senior Unsecured Notes Documents) which would cause any Default or Event of Default, either on a pro forma basis for the most recently ended Test Period for which financial statements under Section 8.01(a) or (b) are due (or at the time of such incurrence, as applicable), or on a projected basis for the one year period following such incurrence, with each of the covenants set forth in Sections 9.07 through 9.09, inclusive; provided that in the event any Indebtedness to be incurred by the Parent or any of its Subsidiaries in a single issuance or transaction or series of related issuances or transactions will exceed $10,000,000, the Parent shall have delivered to the Administrative Agent an officer’s certificate, certified by the senior financial officer of the Parent, demonstrating compliance with the preceding provisions of this Section 9.04 and setting forth the calculations required to make such determination for the most recently ended Test Period for which financial statements under Section 8.01(a) or (b) are due in reasonable detail.

(b)           Notwithstanding anything to the contrary set forth in this Section 9.04, no Subsidiary Guarantor shall incur any Indebtedness for borrowed money (including contingent liabilities in respect thereof) except for (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, (ii) intercompany Indebtedness permitted pursuant to Section 9.05(iii), (iii) Indebtedness consisting of guarantees of the Subsidiary Guarantors (and any additional Subsidiary that becomes a Subsidiary Guarantor after the Effective Date) of the Senior Unsecured Notes in an aggregate principal amount not to exceed at any one time outstanding the aggregate principal amount thereof on the Effective Date and (iv) Indebtedness consisting of guarantees of the Subsidiary Guarantors (and any additional Subsidiary that becomes a Subsidiary Guarantor after the Effective Date) of the 2008 Credit Agreement in an aggregate principal amount not to exceed $749,812,500 at any time outstanding.

9.05  Advances, Investments and Loans. The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any margin stock (or other equity interests) (other than Parent Stock to the extent permitted by Section 9.03), or make any capital contribution to any other Person (each of the foregoing an “Investment” and, collectively, “Investments”) except that the following shall be permitted:

(i)            the Parent and its Subsidiaries may acquire and hold accounts receivable owing to any of them and Cash Equivalents;

(ii)           so long as no Event of Default exists or would result therefrom, the Parent and its Subsidiaries may make loans and advances in the ordinary course of business to its employees so long as the aggregate principal amount thereof at any time outstanding which are made on or after the Effective Date (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;

(iii)          the Borrower and the Subsidiary Guarantors may make intercompany loans and advances to the Parent and between or among one another, and Subsidiaries of the Parent (other than the Subsidiary Guarantors) may make intercompany loans and advances to the Parent or any other Subsidiary of the Parent, provided that any loans or advances to the Parent, the  Borrower or any Subsidiary Guarantors pursuant to this Section 9.05(iii) shall be subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions in the form of Exhibit M;

(iv)          the Parent and its Subsidiaries may sell or transfer assets to the extent permitted by Section 9.02;

(v)           the Parent, the Borrower and the Subsidiary Guarantors may make Investments in the Subsidiary Guarantors;

(vi)          so long as no Event of Default exists or would result therefrom, the Parent and the Borrower may make Investments in its non-Wholly-Owned Subsidiaries; provided that (x) the aggregate amount of all Investments under this clause (vi) shall not exceed $100,000,000 and (y) if a Non-Recourse Default has occurred and is continuing at any time, then neither the Parent nor the Borrower may make any Investments in such Non-Recourse Subsidiary at such time;

(vii)         Investments existing on the Effective Date and described on Schedule XI, without giving effect to any additions thereto or replacement thereof;

(viii)        the Parent and its Subsidiaries (other than the Borrower and the Subsidiary Guarantors) may make Investments in non-Subsidiaries; provided that (x) no Default or Event of Default has occurred and is continuing or would result following such Investment and (y) such Investments shall only be made in entities engaged in (A) the businesses permitted by Section 9.13 and (B) other maritime related businesses reasonably satisfactory to the Administrative Agent; and

(ix)          so long as no Event of Default exists and is continuing, the Parent and its Subsidiaries (other than the Subsidiary Guarantors which own a Mortgaged Vessel) may make Investments in their Wholly-Owned Subsidiaries that are not Subsidiary Guarantors so long as management of the Parent or its Subsidiaries (other than the Subsidiary Guarantors which own a Mortgaged Vessel), as applicable, in good faith believe that, after giving effect to such Investment, the Parent, the Borrower and the Subsidiary Guarantors, as applicable, shall be able to meet its payment obligations in respect of this Agreement.

9.06  Transactions with Affiliates. The Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(i)            Shareholders Payments may be paid to the extent provided in Section 9.03;

(ii)            loans and Investments may be made and other transactions may be entered into between the Parent and its Subsidiaries to the extent permitted by Sections 9.04 and 9.05;

(iii)           the Parent may pay director’s fees as determined by the Parent’s independent compensation committee;

(iv)          the Parent and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business; and

(v)           the Parent and its Subsidiaries may pay management fees to Wholly-Owned Subsidiaries of the Parent in the ordinary course of business.

9.07  Minimum Cash Balance. The Parent will not permit the sum of the following to be less than $50,000,000 at any time: (x) the unrestricted cash and Cash Equivalents held by the Parent and its Subsidiaries and (y) the lesser of (i) the sum of available unutilized Revolving Loan Commitments and the available unutilized commitments under the 2008 Credit Agreement, and (ii) $25,000,000; provided that, in addition to the covenant set forth above, in the event that a Non-Recourse Default has occurred and is continuing, the Non-Recourse Subsidiary that is subject to such Non-Recourse Default shall also be deemed not to be a Subsidiary for the purpose hereof.

9.08  Net Debt to EBITDA Ratio. The Parent will not permit the Net Debt to EBITDA Ratio on the last day of each fiscal quarter to be greater than the ratio set forth opposite such fiscal quarter; provided that, in addition to the covenant set forth above, in the event that a Non-Recourse Default has occurred and is continuing, the Non-Recourse Subsidiary that is subject to such Non-Recourse Default shall also be deemed not to be a Subsidiary for the purpose hereof:

FISCAL QUARTER ENDING	NET DEBT TO EBITDA RATIO
September 30, 2010	6.50 to 1
December 31, 2010	6.00 to 1
March 31, 2011	6.00 to 1
June 30, 2011	6.00 to 1
September 30, 2011	6.00 to 1
December 31, 2011 and on the last day of each fiscal quarter thereafter	5.50 to 1

9.09  Collateral Maintenance.  The Parent will not permit the aggregate fair market value of all Mortgaged Vessels owned by the Borrower and the Subsidiary Guarantors which have not been sold, transferred, lost or otherwise disposed of, on an individual charter-free basis, at any time (such value, the “Aggregate Mortgaged Vessel Value”), as determined by the most recent appraisal delivered by the Borrower to the Administrative Agent or obtained by the Administrative Agent in accordance with Section 8.01(c) to equal less than 135% of the sum of (x) the aggregate principal amount of outstanding Term Loans at such time and (y) the Total Revolving Loan Commitments at such time (or, after the termination of the Total Revolving Loan Commitment, the Revolving Loans outstanding at such time); provided that, so long as any default in respect of this Section 9.09 is not caused by any voluntary Collateral Disposition, such default shall not constitute an Event of Default so long as within 60 days of the occurrence of such default, the Borrower shall either (i) post additional collateral satisfactory to the Required Lenders, pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent, sufficient to cure such default (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) make (x) such repayment of Term Loans and (y) voluntary commitment reductions of the Revolving Loan Commitments in an amount sufficient to cure such default (it being understood that any action taken in respect of this proviso shall only be effective to cure such default pursuant to this Section 9.09 to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto).

9.10  Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.  The Parent will not, and will not permit any Subsidiary Guarantor to amend, modify or change its Certificate of Incorporation, Certificate of Formation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its capital stock or membership interests (or equivalent equity interests) (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders.  Notwithstanding the foregoing, upon not less than 30 days prior written notice to the Administrative Agent and so long as no Default or Event of Default exists and is continuing, any Subsidiary Guarantor may change its jurisdiction of organization to another jurisdiction reasonably satisfactory to the Administrative Agent, provided that any Subsidiary Guarantor shall promptly take all actions reasonably deemed necessary by the Collateral Agent to preserve, protect and maintain, without interruption, the security interest and Lien of the Collateral Agent in any Collateral owned by such Subsidiary Guarantor to the satisfaction of the Collateral Agent, and such Subsidiary Guarantor shall have provided to the Administrative Agent and the Lenders such opinions of counsel as may be reasonably requested by the Administrative Agent to assure itself that the conditions of this proviso have been satisfied.

9.11  Limitation on Certain Restrictions on Subsidiaries. The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Parent or any Subsidiary of the Parent, or pay any Indebtedness owed to the Parent or a Subsidiary of the Parent, (b) make loans or advances to the Parent or any of the Parent’s Subsidiaries or (c) transfer any of its properties or assets to the Parent or any of the Parent’s Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the 2008 Credit Agreement as in effect on the Effective Date, or any refinancing thereof or amendments thereto, provided that in each case the restrictions thereunder are not more restrictive than those contained in the 2008 Credit Agreement as in effect on the Effective Date, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent or a Subsidiary of the Parent, (v) customary provisions restricting assignment of any agreement entered into by the Parent or a Subsidiary of the Parent in the ordinary course of business, (vi) any holder of a Permitted Lien may restrict the transfer of the asset or assets subject thereto, (vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Effective Date in accordance with the provisions of this Agreement and (viii) Non-Recourse Indebtedness.

9.12  Limitation on Issuance of Capital Stock. (a)  The Parent will not issue, and will not permit any Subsidiary to issue, any preferred stock (or equivalent equity interests) other than Qualified Preferred Stock.

(b)           The Parent will not permit the Borrower or any Subsidiary Guarantor to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Parent or any of its Subsidiaries in any class of the capital stock of such Subsidiary and (iii) to qualify directors to the extent required by applicable law.  All capital stock of any Subsidiary Guarantor issued in accordance with this Section 9.12(b) shall be delivered to the Collateral Agent pursuant to the Pledge Agreement.

9.13  Business. The Parent and its Subsidiaries will not engage in any business other than the businesses in which they are engaged in as of the Effective Date and activities directly related thereto, and similar or related businesses.  It being understood that no Subsidiary Guarantor which owns a Mortgaged Vessel will engage directly or indirectly in any business other than the business of owning and operating Mortgaged Vessels and businesses ancillary or complimentary thereto.

9.14  Jurisdiction of Employment. Parent will not, and will not permit the Subsidiary Guarantors or any third party charterer of a Mortgaged Vessel to employ or cause to be employed any Mortgaged Vessel in any country or jurisdiction in which (i) the Borrower, the Subsidiary Guarantors or such third party charterer of a Mortgaged Vessel is prohibited by law from doing business, (ii) the Lien created by the applicable Collateral Vessel Mortgage will be rendered unenforceable or (iii) the Collateral Agent’s foreclosure or enforcement rights will be materially impaired or hindered.

9.15  Bank Accounts. Parent will not permit any Subsidiary Guarantor to maintain any deposit, savings, investment or other similar accounts other than (i) the Concentration Accounts and (ii) any other account or accounts opened and maintained by a Credit Party at any time if the aggregate amount of cash deposited in such other account(s) is less than $1,000,000 at such time.

9.16  Voluntary Prepayments, Etc. of Senior Unsecured Notes. (a) The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner the Senior Unsecured Notes.

(b)           The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend, modify or change any term or condition of the Senior Unsecured Notes, including, but not limited to the Senior Unsecured Note Documents (other than any such amendment, modification, waiver or other change to any of the terms of the Senior Unsecured Note Documents that does not require the consent of the noteholders and is not adverse to the interests of the Lenders).

SECTION 10.  Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01  Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, or any Commitment Commission or any other amounts owing hereunder or thereunder; or

10.02  Representations, etc.  Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, provided that the foregoing shall exclude the Projections; or

10.03  Covenants.  Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.08, 8.13 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any of the Lenders; or

10.04  Default Under Other Agreements. (i)  The Parent or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Parent or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) any Indebtedness (other than the Obligations) of the Parent or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 10.04 (x) if a Non-Recourse Default shall occur or be continuing, or (y) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $10,000,000; or

10.05  Bankruptcy, etc.  The Parent or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Parent or any of its Subsidiaries and the petition is not controverted within 20 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent or any of its Subsidiaries or the Parent or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent or any of its Subsidiaries or there is commenced against the Parent or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Parent or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Parent or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Parent or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06  ERISA. (a)  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 302 or 303 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, the Parent or any of its Subsidiaries or any ERISA Affiliate has incurred or events have happened, or reasonably expected to happen, that will cause it to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Parent, or any of its Subsidiaries, has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

10.07  Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document, or any “event of default” (as defined in any Collateral Vessel Mortgage) shall occur in respect of any Collateral Vessel Mortgage; or

10.08  Guaranties. After the execution and delivery thereof, any Guaranty, or any provision thereof, shall cease to be in full force or effect as to any Guarantor (unless such Subsidiary Guarantor is no longer a Subsidiary by virtue of a liquidation, sale, merger or consolidation permitted by Section 9.02) or any Guarantor (or Person acting by or on behalf of such Guarantor) shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party beyond any grace period (if any) provided therefor; or

10.09  Judgments. One or more judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving in the aggregate for the Parent and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, exceeds $10,000,000; or

10.10  Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

SECTION 11.  Agency and Security Trustee Provisions.

11.01  Appointment. (a) The Lenders hereby designate Nordea Bank Finland plc, New York Branch, as Administrative Agent (for purposes of this Section 11, the term “Administrative Agent” shall include Nordea Bank Finland plc, New York Branch (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as security trustee pursuant to the Collateral Vessel Mortgages) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Agents may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Security Documents to any of its banking affiliates.

(b)           The Lenders hereby irrevocably appoint Nordea Bank Finland plc, New York Branch as security trustee solely or the purpose of holding legal title to the Collateral Vessel Mortgages on each of the flag Vessels of an Acceptable Flag Jurisdiction on behalf of the applicable Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Collateral Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Collateral Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Collateral Vessel Mortgages, whether from the Borrower or any Subsidiary Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof).  Nordea Bank Finland plc, New York Branch hereby accepts such appointment as security trustee.

11.02  Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents.  None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates).  The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

11.03  Lack of Reliance on the Agents. Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Parent and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Parent and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

11.04  Certain Rights of the Agents. If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05  Reliance.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

11.06  Indemnification.  To the extent any of the Agents is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.

11.07  The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity.  Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08  Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09  Resignation by the Administrative Agent. (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrower and the Lenders.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

(c)           If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

11.10  The Joint Lead Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of any of the Agents as provided for under Sections 11.06 and 12.01.  Without limitation of the foregoing, none of the Joint Lead Arrangers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

11.11  Collateral Matters. (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)           The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12), (iv) as otherwise may be expressly provided in the relevant Security Documents or (v) as otherwise provided in Section 12.22 hereof.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.11.

(c)           The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.12  Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 12.  Miscellaneous.

12.01  Payment of Expenses, etc.  The Borrower agrees that it shall:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP, other counsel to the Administrative Agent and the Lead Arrangers and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their respective syndication efforts with respect to this Agreement and of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for each of the Agents and for each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added,  excise and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Agents, the Collateral Agent and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials on any Collateral Vessel or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Collateral Vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Collateral Vessel or property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Collateral Vessel or property at any time owned or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).  To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

12.02  Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Subsidiary or the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower or any Subsidiary but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Borrower or such Subsidiary, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

12.03  Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telecopier or e-mail communication) and mailed, telexed, telecopied or delivered:  if to any Credit Party, at the address specified under its signature below; if to any Lender, at its address specified opposite its name on Schedule II below; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telex, telecopier or e-mail, be effective when sent by telex, telecopier or e-mail except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

12.04  Benefit of Agreement. (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 12.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)           Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment and/or its outstanding Loans to its (i) parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or (y) assign with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required if any Event of Default is then in existence) provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, all, or if less than all, a portion equal to at least $20,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and outstanding principals of Loans hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Commitments (and/or outstanding Loans, as the case may be) of such new Lender and of the existing Lenders, (ii) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or outstanding Loans, as the case may be), (iii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to preceding clause (y) (which consent shall not be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.  To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 12.01 and 12.06) shall survive as to such assigning Lender).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.12 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)           Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors; provided, however, no such pledge shall release a Lender from any of its obligations hereunder or substitute any such pledge for such Lender as a party hereto.

12.05  No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

12.06  Payments Pro Rata. (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

12.07  Calculations; Computations. (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders).  In addition, all computations determining compliance with Sections 9.07 through 9.09, inclusive, shall utilize accounting principles and policies in conformity with those in effect on the Effective Date (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”).  Unless otherwise noted, all references in this Agreement to GAAP shall mean generally accepted accounting principles as in effect in the United States.

(b)           All computations of interest for Loans, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Fees or Commitment Commission are payable.

12.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE COLLATERAL VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.  IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, THE BORROWER DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF  THE BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 12.08 OR OTHERWISE PERMITTED BY LAW.

(b)           THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09  Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

12.10  Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which (i) the Parent, the Borrower, the Administrative Agent and each of the Lenders who are initially parties hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it and (ii) the Credit Parties shall have provided, or procured the supply of, the “know your customer” information required pursuant to the PATRIOT Act, in each case as requested by any Lender or the Administrative Agent in connection with its internal compliance regulations thereunder or other information reasonably requested by the Lender or the Administrative Agent to satisfy related checks under all applicable laws and regulations pursuant to the transactions contemplated hereby.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

12.11  Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12  Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)) and in the case of the following clause (vi), to the extent (in the case of the following clause (vi)) that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (vi)), (i) extend the final scheduled maturity of any Loan or Note, extend the timing for or reduce the principal amount of any Scheduled Amortization Payment, or reduce the rate or extend the time of payment of interest on any Loan or Note or Commitment Commission (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under the Security Documents, (iii) amend, modify or waive any provision of this Section 12.12, (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Original Effective Date), (v) consent to the assignment or transfer by the Borrower or any Subsidiary Guarantor of any of its respective rights and obligations under this Agreement, (vi) amend, modify or waive Section 2.06 or amend, modify or waive any other provision in this Agreement to the extent providing for payments or prepayments of Loans or reductions in Commitments, in each case, to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans or reductions in Commitments (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of any mandatory commitment reduction or any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (vi)), or (vii) release any Subsidiary Guarantor from a Subsidiaries Guaranty to the extent same owns a Mortgaged Vessel (other than as provided in the Subsidiaries Guaranty); provided, further, that no such change, waiver, discharge or termination shall (t) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the  Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (u) without the consent of each Agent, amend, modify or waive any provision of Section 11 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (v) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)           If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the respective Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed  change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment), and/or repay outstanding Loans and terminate any outstanding Commitments of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 4.01(iv), provided that, unless the Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

12.13  Survival. All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 4.04, 12.01 and 12.06 shall, subject to Section 2.11(b) (to the extent applicable), survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.

12.14  Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.15  Reserved.

12.16  Confidentiality. (a)  Subject to the provisions of clauses (b) and (c) of this Section 12.16, each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any  information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 12.16.

(b)           The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

12.17  Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 12.17, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation  shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.17, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.

12.18  Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given.  The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

12.19  Language. All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.

12.20  Waiver of Immunity. The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, the Republic of the Marshall Islands, the Republic of Liberia or any other Acceptable Flag Jurisdiction or elsewhere, to enforce or collect upon the Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, the Republic of the Marshall Islands, the Republic of Liberia, the Republic of Malta or elsewhere.

12.21  USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.

12.22  Release of Mortgaged Vessels and Related Security Documents. At any time that (i) the Attributable Loan Amount of a Mortgaged Vessel has been reduced to zero pursuant to Section 4.01 and/or Section 4.02 and (ii) no Default or Event of Default exists or would result from the foregoing release of Collateral (including, without limitation, under Section 9.09), the Collateral Agent shall, at the request of the Borrower, use commercially reasonable efforts to (x) release and discharge the Security Documents related to such Mortgaged Vessel and (y) release the Credit Party which owns such Mortgaged Vessel from the Subsidiaries Guaranty, provided that, in each case, the relevant Credit Party shall pay all documented out of pocket costs and expenses reasonably incurred by the Collateral Agent in connection with provision of such release and discharge; provided, further, that each Lender hereby (I) consents, in connection with (x) the release and discharge of a Mortgaged Vessel and (y) the release of the Credit Party which owns such Mortgaged Vessel from the Subsidiaries Guaranty upon the repayment in full of the Attributable Loan Amount for such Mortgaged Vessel, to release and hereby direct the Collateral Agent to release (i) the relevant Vessel Mortgage and other related Security Documents and (ii) such Credit Party’s obligations under its Subsidiaries Guaranty and (II) directs the Collateral Agent, and the Collateral Agent agrees to execute and deliver or, at the Borrower’s expense, file such documents and perform other actions reasonably necessary to release the relevant Vessel Mortgages and release the relevant Credit Party’s obligations under the Subsidiaries Guaranty when and as directed pursuant to this Section 12.22.

SECTION 13.  Parent Guaranty.

13.01  Guaranty.  In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements and in recognition of the direct benefits to be received by the Parent from the proceeds of the Loans and the entering into of such Interest Rate Protection Agreements and Other Hedging Agreements, the Parent hereby agrees with the Guaranteed Creditors as follows:  The Parent hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors becomes due and payable hereunder, the Parent, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all reasonable documented out-of-pocket expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations.  If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event, the Parent agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Parent notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of the Borrower, and the Parent shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

13.02  Bankruptcy. Additionally, the Parent unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 10.04, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

13.03  Nature of Liability.  The liability of the Parent hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of the Parent hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 12.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

13.04  Independent Obligation.  The obligations of the Parent hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the Parent whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions.  The Parent waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Parent.

13.05  Authorization.  The Parent authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute or this Agreement and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)           in accordance with the terms and provisions of this Agreement and the other Credit Documents, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Parent Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)           take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)           exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d)           release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;

(e)           settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f)            apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g)           consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of such other instruments or agreements; and/or

(h)           take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Parent from its liabilities under this Parent Guaranty.

13.06  Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Parent or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.07  Subordination. Any indebtedness of the Borrower now or hereafter owing to the Parent is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to the Parent shall be collected, enforced and received by the Parent for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Parent under the other provisions of this Parent Guaranty.  Prior to the transfer by the Parent of any note or negotiable instrument evidencing any such indebtedness of the Borrower to the Parent, the Parent shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, the Parent hereby agrees with the Guaranteed Creditors that the Parent will not exercise any right of subrogation which it may at any time otherwise have as a result of this Parent Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

13.08  Waiver. (a)  The Parent waives any right (except as shall be required by applicable law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  The Parent waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment of the Guaranteed Obligations to the extent of such payment.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower, or any other party, or any security, without affecting or impairing in any way the liability of the Parent hereunder except to the extent the Guaranteed Obligations have been paid.  The Parent waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent against the Borrower or any other party or any security.

(b)           The Parent waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Parent Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  The Parent assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Parent assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise the Parent of information known to them regarding such circumstances or risks.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

GENERAL MARITIME CORPORATION,
as Parent

By:	/s/ Jeffrey D. Pribor
	Name:	Jeffrey D. Pribor
	Title:	Executive Vice President & Chief Financial Officer
	Address:	299 Park Avenue, New York, NY 10171
	Telephone:	(212) 763-5600
	Facsimile:	(212) 763-5608

GENERAL MARITIME SUBSIDIARY II CORPORATION,
as Borrower

By:	/s/ Jeffrey D. Pribor
	Name:	Jeffrey D. Pribor
	Title:	President
	Address:	299 Park Avenue, New York, NY 10171
	Telephone:	(212) 763-5600
	Facsimile:	(212) 763-5608

With a copy to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn:	Thomas E. Molner, Esq.
Telephone:	(212) 715-9429
Facsimile:	(212) 715-8000

General Maritime Credit Agreement

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, Individually and as Administrative Agent

By:	/s/ Colleen Durkin
	Name:	Colleen Durkin
	Title:	First Vice President

By:	/s/Hans Chr. Kjelsrud
	Name:	Hans Chr. Kjelsrud
	Title:	Executive Vice President

General Maritime Credit Agreement

DNB NOR BANK ASA, NEW YORK BRANCH,
Individually

By:	/s/ Nikolai A. Nachamkin
	Name:	Nikolai A. Nachamkin
	Title:	Senior Vice President

By:	/s/ Giacomo Landi
	Name:	Giacomo Landi
	Title:	Senior Vice President

General Maritime Credit Agreement

SCHEDULE I

COMMITMENTS

INSTITUTIONS	ADDRESSES

NORDEA BANK FINLAND PLC, NEW YORK BRANCH	$186,000,000.00

DNB NOR BANK ASA, NEW YORK BRANCH	$186,000,000.00
Total:	$372,000,000.00

SCHEDULE II

LENDER ADDRESSES

INSTITUTIONS	ADDRESSES

NORDEA BANK FINLAND PLC,
NEW YORK BRANCH	437 Madison Avenue, 21st Floor
New York, NY 10022
Attn: Shipping, Offshore and Oil Services
	Telephone:	212-318-9300
	Facsimile:	212-421-4420

DNB NOR BANK ASA,	200 Park Avenue, 31st Floor
NEW YORK BRANCH	New York, NY 10166
Attn: Nikolai Nachamkin/Tor Ivar Hansen
	Telephone:	212-681-3863/3856
	Facsimile:	212-681-3900
	email:	nikolai.nachamkin@dnbnor.no
cathleen.buckley@dnbnor.no

SCHEDULE III

Collateral Vessels

#	Collateral Vessels	Type	Size (dwt)	Built	Approximate Delivery Date	Acquisition Cost	Loan Amount

	Initial Vessels

1	GMR Poseidon LLC (Crude Progress)	VLCC	305,795	2002	July 2010	$74,000,000	$44,400,000
2	GMR Ulysses LLC (Crudestar)	VLCC	318,695	2003	July 2010	$83,000,000	$49,800,000
3	GMR Hercules LLC (Crudesun)	VLCC	306,543	2007	October 2010	$96,000,000	$57,600,000
4	GMR Atlas LLC (Crudesky)	VLCC	306,005	2007	October 2010	$96,000,000	$57,600,000

	Newbuilding Vessels

5	GMR Zeus LLC (Crudemed)	VLCC	318,325	2010	July 2010	$119,000,000	$71,400,000
6	GMR Maniate LLC (Suezmax Newbuild 1)	Suezmax	164,925	2010	October 2010	$76,000,000	$45,600,000
7	GMR Spartiate LLC (Suezmax Newbuild 2)	Suezmax	164,925	2011	April 2011	$76,000,000	$45,600,000
						$620,000,000	$372,000,000

SCHEDULE IV

Existing Liens

None.

SCHEDULE V

Existing Indebtedness

Borrower(s)	Lender(s)/Buyer(s)	Governing Agreement	Aggregate Principal Amount	Guarantor(s)
General Maritime Corporation	Citigroup	Interest Rate Swap Agreement	$100,000,000	None.
General Maritime Corporation	Citigroup	Interest Rate Swap Agreement	$100,000,000	None.
General Maritime Corporation	DnB Nor Bank	Interest Rate Swap Agreement	$75,000,000	None.
General Maritime Corporation	Nordea Bank Finland plc	Interest Rate Swap Agreement	$75,000,000	None.
General Maritime Corporation	Royal Bank of Scotland	Interest Rate Swap Agreement	$229,500,000	None.

SCHEDULE VI

Insurance

Insurance to be maintained on each Mortgaged Vessel:

(a)  The Borrower shall, and shall cause its Subsidiaries to, at the Borrower’s expense, keep each Mortgaged Vessel insured with insurers and protection and indemnity clubs or associations of internationally recognized responsibility, and placed in such markets, on such terms and conditions, and through brokers, in each case reasonably satisfactory to the Collateral Agent and under forms of policies approved by the Collateral Agent against the risks indicated below and such other risks as the Collateral Agent may specify from time to time:

(i)            Marine and war risk, including London Blocking and Trapping Addendum and Lost Vessel Clause, hull and machinery insurance in an amount in U.S. dollars equal to, except as otherwise approved or required in writing by the Collateral Agent, the greater of (x) the then full commercial value of the Mortgaged Vessel and (y) an amount which, when aggregated with such insured value of the other Mortgaged Vessels (if the other Mortgaged Vessels are then subject to a Collateral Vessel Mortgage in favor of the Collateral Agent under the Credit Agreement, and have not suffered an Event of Loss), is equal to 120% of the sum of (A) the aggregate principal amount of outstanding Term Loans at such time and (B) the Total Revolving Loan Commitments at such time (or, after the termination of the Total Revolving Loan Commitment, the Revolving Loans outstanding at such time).  The insured values for hull and machinery required under this clause (i) for each Mortgaged Vessel shall at all times be in an amount equal to the greater of (x) eighty per cent (80%) of the fair market value of the Mortgaged Vessel and (y) an amount which, when aggregated with such hull and machinery insured value of the other Mortgaged Vessels (if the other Mortgaged Vessels are then subject to a Collateral Vessel Mortgage in favor of the Collateral Agent and have not suffered an Event of Loss), is equal to the sum of (A) the aggregate principal amount of outstanding Term Loans at such time and (B) the Total Revolving Loan Commitments at such time (or, after the termination of the Total Revolving Loan Commitment, the Revolving Loans outstanding at such time), and the remaining machine and war risk insurance required by this clause (i) may be taken out as hull and freight interest insurance.

(ii)           Marine and war risk protection and indemnity insurance or equivalent insurance (including coverage against liability for passengers, fines and penalties arising out of the operation of the Mortgaged Vessel, including crew, pollution, spillage or leakage, and workmen’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law) in such amounts approved by the Collateral Agent;  provided, however, that insurance against liability under law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:

(y)           the maximum amount available, as that amount may from time to time change, from the International Group of Protection and Indemnity Associations (the “International Group”) or alternatively such sources of pollution, spillage or leakage coverage as are commercially available in any absence of such coverage by the International Group as shall be carried by prudent shipowners for similar vessels engaged in similar trades plus amounts available from customary excess insurers of such risks as excess amounts shall be carried by prudent shipowners for similar vessels engaged in similar trades; and

(z)            the amounts required by the laws or regulations of the United States of America or any applicable jurisdiction in which the Mortgaged Vessel may be trading from time to time.

(iii)           Collateral Agent’s interest insurance (including extended mortgagee’s interest-additional perils-pollution) coverage satisfactory to the Collateral Agent in an amount which, when aggregated with such insured value of the other Mortgaged Vessels (if the other Mortgaged Vessels are then subject to a Collateral Vessel Mortgage in favor of the Collateral Agent under the Credit Agreement, and have not suffered an Event of Loss), is equal to 120% of the sum of (A) the aggregate principal amount of outstanding Term Loans at such time and (B) the Total Revolving Loan Commitments at such time (or, after the termination of the Total Revolving Loan Commitment, the Revolving Loans outstanding at such time); all such Collateral Agent’s interest insurance cover shall in the Collateral Agent’s discretion be obtained directly by the Collateral Agent and the Borrower shall on demand pay all costs of such cover; premium costs shall be reimbursed by the Borrower to the Collateral Agent.

(iv)           While the Mortgaged Vessel is idle or laid up, at the option of the Borrower and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the Mortgaged Vessel against the usual risks encountered by like vessels under similar circumstances.

(b)           The marine and commercial war-risk insurance required in this Schedule VI for each Mortgaged Vessel shall have deductibles no higher than the following:  (i) Hull and Machinery - U.S. $115,000 for all hull claims and U.S. $150,000 for all machinery claims each accident or occurrence and (ii) Protection and Indemnity - U.S. $50,000 for cargo claims, U.S. $35,000 for crew claims, U.S. $10,000 passenger claims and U.S. $15,000 all other claims, in each case each accident or occurrence.

All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Collateral Agent.  Each policy of marine and war risk hull and machinery insurance with respect to each Mortgaged Vessel shall provide that the Collateral Agent shall be named in its capacity as Mortgagee and as a loss payee.  Each entry in a marine and war risk protection indemnity club with respect to each Mortgaged Vessel shall note the interest of the Collateral Agent.  The Administrative Agent, the Collateral Agent and each of their respective successors and assigns shall not be responsible for any premiums, club calls, assessments or any other obligations or for the representations and warranties made therein by the Borrower, any of the Borrower’s Subsidiaries or any other person.

(c)           The Borrower will furnish the Collateral Agent from time to time on request, and in any event at least annually, a detailed report signed by a firm of marine insurance brokers acceptable to the Collateral Agent with respect to P & I entry, the hull and machinery and war risk insurance carried and maintained on each Mortgaged Vessel, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Schedule VI.  At the Borrower’s expense the Borrower will cause its insurance broker (which, for the avoidance of doubt shall be a different insurance broker from the firm of marine insurance brokers referred to in the immediately preceding sentence) and the P & I club or association providing P & I insurance referred to in part (a)(ii) of this Schedule VI, to agree to advise the Collateral Agent by telecopier or electronic mail confirmed by letter of any expiration, termination, alteration or cancellation of any policy, any default in the payment of any premium and of any other act or omission on the part of the Borrower or any of its Subsidiaries of which the Borrower has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on any Mortgaged Vessel, and to provide an opportunity of paying any such unpaid premium or call, such right being exercisable by the Collateral Agent on a Mortgaged Vessel on an individual basis and not on a fleet basis.  In addition, the Borrower shall promptly provide the Collateral Agent with any information which the Collateral Agent reasonably requests for the purpose of obtaining or preparing any report from the Collateral Agent’s independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with this Schedule VI as of the date hereof or in connection with any renewal thereof, and the Borrower shall upon demand indemnify the Collateral Agent in respect of all reasonable fees and other expenses incurred by or for the account of the Collateral Agent in connection with any such report,  provided that the Collateral Agent shall be entitled to such indemnity only for one such report during a period of twelve months.

The underwriters or brokers shall furnish the Collateral Agent with a letter or letters of undertaking to the effect that:

(i)             they will hold the instruments of insurance, and the benefit of the insurances thereunder, to the order of the Collateral Agent in accordance with the terms of the loss payable clause referred to in the relevant Assignment of Insurances for each Mortgaged Vessel;

(ii)            they will have endorsed on each and every policy as and when the same is issued the loss payable clause and the notice of assignment referred to in the relevant Assignment of Insurances for each Mortgaged Vessel; and

(iii)           they will not set off against any sum recoverable in respect of a claim against any Mortgaged Vessel under the said underwriters or brokers or any other person in respect of any other vessel nor cancel the said insurances by reason of non-payment of such premiums or other amounts.

All policies of insurance required hereby shall provide for not less than 14 days prior written notice to be received by the Collateral Agent of the termination or cancellation of the insurance evidenced thereby.  All policies of insurance maintained pursuant to this Schedule VI for risks covered by insurance other than that provided by a P & I Club shall contain provisions waiving underwriters’ rights of subrogation thereunder against any assured named in such policy and any assignee of said assured.  The Borrower shall, and shall cause its Subsidiaries to, assign to the Collateral Agent its rights under any policies of insurance in respect of each Mortgaged Vessel.  The Borrower agrees that it shall, and shall cause each of its Subsidiaries to, deliver, unless the insurances by their terms provide that they cannot cease (by reason of nonrenewal or otherwise) without the Collateral Agent being informed and having the right to continue the insurance by paying any premiums not paid by the Borrower, receipts showing payment of premiums for required insurance and also of demands from the Mortgaged Vessel’s P & I underwriters shall be provided to the Collateral Agent at least two (2) days before the risk in question commences.

(d)           Unless the Collateral Agent shall otherwise agree, all amounts of whatsoever nature payable under any insurance must be payable to the Collateral Agent for distribution first to itself and thereafter to the Borrower or others as their interests may appear, provided that, notwithstanding anything to the contrary herein, until otherwise required by the Collateral Agent by notice to the underwriters upon the occurrence and continuance of a Default or an Event of Default hereunder, (i) amounts payable under any insurance on each Mortgaged Vessel with respect to protection and indemnity risks may be paid directly to (x) the Borrower to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or (y) the person to whom any liability covered by such insurance has been incurred provided that the underwriter shall have first received evidence that the liability insured against has been discharged, and (ii) amounts payable under any insurance with respect to each Mortgaged Vessel involving any damage to each Mortgaged Vessel not constituting an Event of Loss, may be paid by underwriters directly for the repair, salvage or other charges involved or, if the Borrower shall have first fully repaired the damage or paid all of the salvage or other charges, may be paid to the Borrower as reimbursement therefor;  provided, however, that if such amounts (including deductible) are in excess of U.S. $1,000,000, the underwriters shall not make such payment without first obtaining the written consent thereto of the Collateral Agent.

(e)           All amounts paid to the Collateral Agent in respect of any insurance on the Mortgaged Vessels shall be disposed of as follows (after deduction of the expenses of the Collateral Agent in collecting such amounts):

(i)           any amount which might have been paid at the time, in accordance with the provisions of paragraph (d) above, directly to the Borrower or others shall be paid by the Collateral Agent to, or as directed by, the Borrower;

(ii)           all amounts paid to the Collateral Agent in respect of an Event of Loss of the Mortgaged Vessel shall be applied by the Collateral Agent to the payment of the Indebtedness hereby secured pursuant to Section 4.02(c) of the Credit Agreement;

(iii)           all other amounts paid to the Collateral Agent in respect of any insurance on the Mortgaged Vessel may, in the Collateral Agent’s sole discretion, be held and applied to the prepayment of the Obligations or to making of needed repairs or other work on the Mortgaged Vessel, or to the payment of other claims incurred by the Borrower or any of its Subsidiaries relating to the Mortgaged Vessel, or may be paid to the Borrower or whosoever may be entitled thereto.

(f)            In the event that any claim or lien is asserted against any Mortgaged Vessel for loss, damage or expense which is covered by insurance required hereunder and it is necessary for the Borrower to obtain a bond or supply other security to prevent arrest of such Mortgaged Vessel or to release the Mortgaged Vessels from arrest on account of such claim or lien, the Collateral Agent, on request of the Borrower, may, in the sole discretion of the Collateral Agent, assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Mortgaged Vessel from such arrest, all right, title and interest of the Collateral Agent in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

(g)           The Borrower shall deliver to the Collateral Agent certified copies and, whenever so requested by the Collateral Agent, the originals of all certificates of entry, cover notes, binders, evidences of insurance and policies and all endorsements and riders amendatory thereof in respect of insurance maintained pursuant to Section 8.03 of the Credit Agreement and this Schedule VI for the purpose of inspection or safekeeping, or, alternatively, satisfactory letters of undertaking from the broker holding the same.  The Collateral Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies, endorsement or riders.

(h)           The Borrower will not, and will not permit any of its Subsidiaries to, execute or permit or willingly allow to be done any act by which any insurance may be suspended, impaired or cancelled, and that it will not permit or allow the Mortgaged Vessels to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously notified the Collateral Agent in writing and insured the Mortgaged Vessels by additional coverage to extend to such voyages, risks, passengers or cargoes.

(i)            In case any underwriter proposes to pay less on any claim than the amount thereof, the Borrower shall forthwith inform the Collateral Agent, and if a Default, an Event of Default or an Event of Loss has occurred and is continuing, the Collateral Agent shall have the exclusive right to negotiate and agree to any compromise.

(j)            The Borrower will, and will cause each of its Subsidiaries to, comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Borrower, its Subsidiaries or the Mortgaged Vessels with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Mortgaged Vessels are from time to time engaged and the cargo carried by it.

SCHEDULE VII

ERISA

General Maritime Corporation 401(k) Profit Sharing Plan and Trust

SCHEDULE VIII

Subsidiaries

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
General Maritime Subsidiary Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
General Maritime Management LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
General Maritime Management (UK) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands
General Maritime Management (Hellas) LLC	General Maritime Management LLC	100%	Republic of Liberia
General Maritime Management (Portugal) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands
General Maritime Management (Portugal) LDA	General Maritime Management (Portugal) LLC	100%	Republic of Portugal
General Maritime Crewing Pte. Ltd. (Singapore Corporation)	General Maritime Management (Portugal) LLC	100%	Singapore
General Maritime Crewing Private Limited (India Division Office)	General Maritime Crewing Pte. Ltd. (Singapore Corporation)	100%	India
General Maritime Crewing Private Limited (Russia Corporation)	General Maritime Crewing Pte. Ltd. (Singapore Corporation)	100%	Russia
GMR Chartering LLC	General Maritime Subsidiary Corporation	100%	New York
GMR Administration Corp.	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Agamemnon LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Ajax LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Alexandra LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Argus LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR Constantine LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Daphne LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Defiance LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Elektra LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR George T LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR GP LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Gulf LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Harriet G LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Hope LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Horn LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Kara G LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Limited LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Minotaur LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Orion LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Phoenix LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Princess LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Progress LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Revenge LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR St Nikolas LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Spyridon LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Star LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Strength LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Trader LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Trust LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
Arlington Tankers Ltd.	General Maritime Corporation	100%	Bermuda
Companion Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Compatriot Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Concept Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Concord Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Consul Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Contest Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Victory Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Vision Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Arlington Tankers, LLC	Arlington Tankers Ltd.	100%	Delaware
General Maritime Subsidiary II Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Poseidon LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Ulysses LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR Hercules LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Atlas LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Zeus LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Maniate LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Spartiate LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands

SCHEDULE IX

Capitalization

As of the date hereof, the sole stock plan of the Borrower is its Amended and Restated 2001 Stock Incentive Plan, as amended to date (the “2001 Plan”), and

•	5,000 shares of the common stock of the Borrower are subject to outstanding options under the 2001 Plan; and
•	Approximately 1,206,409 shares of the common stock of the Borrower are reserved for the future issuance under the 2001 Plan.

On the Restatement Effective Date and after giving effect to the Restatement, each of the shares of the Borrower described above will be converted into 1.34 shares of the Parent.

In connection with an equity offering for 30,600,000 shares in an equity shelf takedown pursuant to a Prospectus Supplement, dated June 17, 2010, the underwriters thereto have an option to purchase an additional 4,590,000 shares which expires 30 days from June 17, 2010.

SCHEDULE XI

Existing Investments

None.

SCHEDULE XII

Mortgaged Vessels

None.